Exhibit 10.1
FIRST AMENDMENT TO
CREDIT AGREEMENT
This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 22, 2022, by and among (i) HEALTHCARE SERVICES GROUP, INC. (the “Parent”), (ii) those additional Borrowers listed on the signature pages hereto (collectively with the Parent, the “Borrowers”), (iii) the Lenders party hereto (the “Lenders”) and (iv) PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Amended Credit Agreement referred to below.
W I T N E S S E T H:
WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to an Credit Agreement, dated as of December 21, 2018 (as heretofore amended, supplemented, or otherwise modified, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended, restated, supplemented or otherwise modified by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”);
WHEREAS, the Borrowers have requested that the Lenders (a) decrease the aggregate Revolving Commitments to $300,000,000, (b) extend the Revolving Credit Expiration Date, and (c) make certain other amendments to the Existing Credit Agreement as set forth herein; and
WHEREAS, the Administrative Agent and the Lenders have agreed to the above requests on and subject to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Credit Agreement Amendments. Effective upon the First Amendment Effective Date (as defined below), (i) the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the Credit Agreement attached hereto as Exhibit A; (ii) Schedules 1.1(A), 1.1(B), 1.1(P), 6.1.1, 6.1.2, 6.1.14, 8.2.1 and 8.2.4 to the Credit Agreement shall be amended and restated to read as set forth on Exhibit B hereto, and (iii) Exhibit 2.5.1 (Form of Loan Request) to the Credit Agreement shall be amended and restated to read as set forth on Exhibit C attached hereto. Any Schedule, Exhibit or other attachment to the Existing Credit Agreement not amended pursuant to the terms of this Amendment or not otherwise included as part of said Exhibits to this Amendment shall remain in effect without any amendment or other modification thereto.
2.First Amendment Documents. On the First Amendment Effective Date, the Borrowers shall execute and deliver to the Administrative Agent, for each Lender whose
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Revolving Credit Commitment is changing, an amended and restated revolving credit note in an amount equal to the amount of such Lender’s Revolving Credit Commitment after giving effect to this Amendment (collectively, the “New Notes”). Each New Note shall be in substitution for the applicable Lender’s existing Note. This Amendment, together with the New Notes, are collectively referred to herein as the “First Amendment Documents” and individually as a “First Amendment Document”.
3.Transitional Arrangements.
(a)On the First Amendment Effective Date, (i) the credit facilities described in the Existing Credit Agreement shall be amended, supplemented and modified in their entirety by the facilities described in the Amended Credit Agreement, and all loans and other obligations of the Borrowers outstanding as of the First Amendment Effective Date under the Existing Credit Agreement shall be deemed to be loans and obligations outstanding under the corresponding facilities described in the Amended Credit Agreement, without any further action by any Person; provided, however, that any Loans bearing interest under the LIBOR Rate Option (as defined in the Existing Credit Agreement) outstanding immediately before giving effect to this Amendment shall continue to bear interest after the First Amendment Effective Date at the applicable rate under the LIBOR Rate Option for the Interest Period (as defined in the Existing Credit Agreement) in effect for such outstanding Loan immediately before giving effect to this Amendment (and at the end of the applicable Interest Period for any such outstanding Loan, the Borrowers shall either (x) convert such Loan to bear interest under the Base Rate Option or the Term SOFR Rate Option in accordance with the terms of the Amended Credit Agreement or (y) repay such Loan in full in accordance with the terms of the Amended Credit Agreement), (ii) all “Letters of Credit” issued (or deemed issued) under the Existing Credit Agreement which remain outstanding on the First Amendment Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) the Amended Credit Agreement and (iii) all obligations constituting “Obligations” under and as defined in the Existing Credit Agreement or any other Loan Document owing to any Lender which are outstanding on the First Amendment Effective Date and are not being paid on such date shall continue as Obligations under the Amended Credit Agreement and the other Loan Documents. For the avoidance of doubt, any Loans first borrowed on the First Amendment Effective Date shall bear interest under the Base Rate Option or the Term SOFR Rate Option (each as defined in the Amended Credit Agreement) in accordance with the Amended Credit Agreement.
(b)On the First Amendment Effective Date, the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that such Lender’s pro rata share of the outstanding Loans under the Amended Credit Agreement reflect such Lender’s pro rata share of the outstanding aggregate Loans on the First Amendment Effective Date based on its Ratable Share after giving effect to this Amendment, provided that each of the Lenders agrees to waive any right to compensation under Section 5.10 in connection with the reallocation and transactions described above. On the First Amendment Effective Date (i) each Lender shall be deemed to have purchased a participation in each outstanding Letter of Credit in accordance with its Ratable Share after giving effect to this Amendment, (ii) to the
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extent necessary, each Lender shall fund Revolving Credit Loans (or receive payment of its “Revolving Credit Loans”, as defined in the Existing Credit Agreement) such that the Revolving Credit Loans of each of the Lenders on the First Amendment Effective Date after giving effect to this Amendment are equal to its Ratable Share of the Revolving Credit Loans of all of the Lenders outstanding on the First Amendment Effective Date after giving effect to this Amendment and (iii) the Borrowers shall prepay the “Loans” (as defined in the Existing Credit Agreement), to the extent necessary, so that the Revolving Credit Exposure on the First Amendment Effective Date after giving effect to this Amendment shall not exceed the aggregate Revolving Credit Commitments of the Lenders after giving effect to this Amendment. The requirements under Section 11.8 of the Existing Credit Agreement and requirements in respect of minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in the Amended Credit Agreement shall not apply to the transactions effected pursuant to this Section 3.
(c)As described in more detail in Section 11 hereof, it is the express intent of the parties hereto that the Amended Credit Agreement is entered into not in substitution for, and not in payment of, the obligations of the Borrowers under the Existing Credit Agreement and is in no way intended to constitute a novation of any of the Borrowers’ indebtedness which was evidenced by the Existing Credit Agreement or any of the other Loan Documents.
(d)On the First Amendment Effective Date, the Administrative Agent will record the changes in the Revolving Credit Commitments in the Register.
4.Representations and Warranties. In order to induce the Lenders and the Administrative Agent to enter into this Amendment and to amend the Existing Credit Agreement in the manner provided herein, each Loan Party hereby represents and warrants to each Lender and the Administrative Agent that the following statements are true and correct:
(a)There exists no Potential Default or Event of Default under the Amended Credit Agreement immediately after giving effect to this Amendment;
(b)Immediately after giving effect to this Amendment, the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date hereof, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct in the case of such representation and warranty qualified by materiality, in all respects, and otherwise in all material respects on and as of such prior date.
(c)The execution and delivery of this Amendment and each other First Amendment Document by each Loan Party party hereto or thereto and the performance by the Loan Parties of this Amendment, the other First Amendment Documents and the other Loan Documents (as amended by this Amendment) (i) has been duly authorized by all necessary corporate or other organizational action on behalf of the Loan Parties, (ii) has been duly and validly executed and delivered by each Loan Party party thereto, and (iii) will not, except as
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permitted under the Amended Credit Agreement, result in or require the creation or imposition of any Lien upon the properties or assets of any Loan Party or any of its Subsidiaries;
(d)Each of this Amendment, the other First Amendment Documents, the Amended Credit Agreement and the other Loan Documents (as amended by this Amendment) constitute the legal, valid and binding obligation of each Loan Party party hereto or thereto, enforceable against such Loan Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity, regardless whether considered in a proceeding in equity or at law;
(e)Neither the execution and delivery of this Amendment and the other First Amendment Documents, nor the consummation of the transactions contemplated hereby or thereby or compliance with the terms and provisions hereof or thereof by any of them, will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries;
(f)Immediately before and after giving effect to this Amendment and the incurrence of any Loans borrowed on the First Amendment Effective Date, the Loan Parties are, on a consolidated basis, Solvent;
(g)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Official Body or third party is required in connection with the execution, delivery or performance by such Loan Party of this Amendment, the Amended Credit Agreement and the other First Amendment Documents (except for those which have been obtained on or prior to the date hereof);
(h)Each Loan Party will receive direct and indirect benefits as a result of this Amendment becoming effective and the consummation of the transactions contemplated hereby; and
(i)Since December 31, 2021, no Material Adverse Change has occurred.
5.Conditions Precedent. This Amendment shall become effective on the date (such date, the “First Amendment Effective Date”) when each of the following conditions precedent is satisfied:
(a)The Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Borrowers, the Administrative Agent and the Lenders and (ii) the New Notes, each duly executed by the Borrowers in favor of the applicable Lender;
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(b)The Administrative Agent (or its counsel) shall have received:
(i) one or more duly executed certificates of the Secretary or an Assistant Secretary (or other appropriate officer) of each Loan Party, dated the First Amendment Effective Date, certifying as appropriate as to: (A) all action taken by each Loan Party in connection with this Amendment, the other First Amendment Documents and the other documents and instruments entered into in connection herewith or therewith and the transactions contemplated hereby or thereby; (B) the names of the Authorized Officers authorized to sign this Amendment, the other First Amendment Documents and the other documents and instruments entered into in connection herewith or therewith and the transactions contemplated hereby or thereby and their true signatures; (C) copies of its organizational documents as in effect on the First Amendment Effective Date, certified by the appropriate state official where and to the extent that such documents are filed in a state office (or, with respect to the organizational documents of such Loan Party previously delivered to the Administrative Agent, certifying that since the last date that such Loan Party delivered its organizational documents to the Administrative Agent, there have been no changes to such organizational documents of such Loan Party), and (D) certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;
(ii) A duly executed certificate of an Authorized Officer of the Borrowers dated the First Amendment Effective Date certifying that (w) all representations and warranties of the Loan Parties set forth in this Amendment and the Amended Credit Agreement are true and correct, in the case of representations and warranties qualified by materiality, in all respects, and otherwise, in all material respects, (x) the Loan Parties are in compliance with each of the covenants and conditions under the Amended Credit Agreement, (y) no Event of Default or Potential Default exists under the Amended Credit Agreement, and (z) no development or event that has had or would reasonably be expected to have a Material Adverse Effect has occurred since the date of the last audited financial statements of the Parent delivered to the Administrative Agent;
(iii) A duly executed certificate of the Chief Executive Officer, President or Chief Financial Officer of the Borrowers dated the First Amendment Effective Date certifying that, immediately before and after giving effect to this Amendment and the incurrence of any Loans borrowed on the First Amendment Effective Date, the Loan Parties are, on a consolidated basis, Solvent; and
(iv) A written opinion of counsel for the Loan Parties, dated the First Amendment Effective Date, reasonably acceptable to the Administrative Agent.
(c)The Administrative Agent shall have received such Lien searches with respect to the Loan Parties requested by the Administrative Agent, the results of which are in form and substance satisfactory to the Administrative Agent;
(d)The Borrowers shall have paid such fees as shall have been agreed;
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(e)The Administrative Agent shall have received evidence that adequate insurance required to be maintained under Section 8.1.3 of the Amended Credit Agreement is in full force and effect;
(f)The Administrative Agent shall have received, in form and substance acceptable to the Administrative Agent and each Lender, to the extent required, an executed Certificate of Beneficial Ownership for each Borrower and such other documentation and other information requested by the Administrative Agent or any Lender in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;
(g)The Administrative Agent shall have received, to the extent invoiced, reimbursement of all fees and expenses of counsel to the Administrative Agent required to be paid or reimbursed by the Borrowers hereunder; and
(h)The Administrative Agent shall have received such other documents, resolutions, and certificates as the Administrative Agent or its counsel may have requested, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
6.    Affirmations and Reaffirmations. (a) Each of the Loan Parties hereby (i) ratifies and affirms all the provisions of the Existing Credit Agreement and the other Loan Documents as amended hereby, including the Amended Credit Agreement, (ii) agrees that the terms and conditions of the Existing Credit Agreement and the other Loan Documents shall remain unaltered and shall continue in full force and effect as supplemented and amended hereby (including the Amended Credit Agreement) and that all of its obligations thereunder are valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment or any other documents or instruments executed in connection herewith and (iii) acknowledges and agrees that it has no defense, set-off, counterclaim or challenge against the payment of any sums currently owing under the Amended Credit Agreement and the other Loan Documents or the enforcement of any of the terms or conditions thereof and agrees to be bound thereby and perform thereunder.
(b)    On and after the effectiveness of this Amendment, this Amendment and the other First Amendment Documents shall for all purposes constitute Loan Documents.
7.Limited Effect. Except as expressly modified hereby, the Existing Credit Agreement and the other Loan Documents shall continue to be, and shall remain, unaltered and in full force and effect in accordance with their terms and the execution, delivery and effectiveness of this Amendment shall neither operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Amended Credit Agreement or any of the Loan Documents nor constitute a waiver of any Potential Default or Event of Default thereunder.
8.Integration. This Amendment, the other First Amendment Documents, the Amended Credit Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Lenders and their Affiliates constitute the sole agreement of the parties with respect to the transactions contemplated hereby and shall
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supersede all oral negotiations and the terms of prior writings with respect thereto. From and after the First Amendment Effective Date, all references in the Credit Agreement and each of the other Loan Documents to the “Credit Agreement” shall be deemed to be references to the Amended Credit Agreement. This Amendment and each of the First Amendment Documents shall constitute a Loan Document for all purposes under the Amended Credit Agreement and each of the other Loan Documents.
9.Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.Release. Recognizing and in consideration of the Lenders’ agreements set forth herein, each Loan Party hereby waives and releases the Administrative Agent, each of the Lenders and each of their respective Related Parties (collectively, the “Released Parties”) from any and all losses, claims, damages, liabilities and expenses of any kind or nature whatsoever and howsoever arising that such Loan Party ever had or now has against any of them through and including the date hereof arising out of or relating to any acts or omissions with respect to this Amendment, the other First Amendment Documents, the Existing Credit Agreement, the other Loan Documents or any other matters described or referred to herein or therein or related hereto or thereto; provided, however, that no Released Party (as applicable) is released from its obligations under the Amended Credit Agreement or the other Loan Documents as amended hereby.
11.No Novation. It is the intention of the parties hereto that this Amendment (including Exhibit A hereto) shall not constitute a termination of the Existing Credit Agreement, nor shall it extinguish the obligations for the payment of any Obligations and/or any amounts due under the Existing Credit Agreement, or discharge or release the performance of any party thereunder. It is the intention of the parties hereto that nothing herein contained or in the Amended Credit Agreement shall be construed as a substitution, novation, release or discharge of (a) any of the Loans or other obligations outstanding under the Existing Credit Agreement or (b) any obligations outstanding under any other Loan Document, each of which shall remain in full force and effect, except to any extent modified hereby or by the Credit Agreement attached hereto.
12.Miscellaneous.
(a)Expenses. The Loan Parties, jointly and severally agree to pay all of the Administrative Agent’s reasonable out-of-pocket fees and expenses incurred in connection with this Amendment, the other First Amendment Documents and the transactions contemplated hereby or thereby, including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent.
(b)GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF
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THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.
(c)Successor and Assigns. This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.
(d)Counterparts. This Amendment may be executed in one or more counterparts, each of which counterparts when executed and delivered shall be deemed to be an original, and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, pdf or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.
(e)Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.
(f)Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.
[SIGNATURES FOLLOW]
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HEALTHCARE SERVICES GROUP, INC. By: /s/ Ted Wahl Name: Ted Wahl Title: President and Chief Executive Officer
HCSG LABOR SUPPLY, LLC By: Healthcare Services Group, Inc., its sole member By: /s/ Ted Wahl Name: Ted Wahl Title: President and Chief Executive Officer
HCSG STAFF LEASING SOLUTIONS, LLC By: Healthcare Services Group, Inc., its sole member By: /s/ Ted Wahl Name: Ted Wahl Title: President and Chief Executive Officer
HCSG CENTRAL, LLC By: Healthcare Services Group, Inc., its sole member By: /s/ Ted Wahl Name: Ted Wahl Title: President and Chief Executive Officer
HCSG EAST, LLC By: Healthcare Services Group, Inc., its sole member By: /s/ Ted Wahl Name: Ted Wahl Title: President and Chief Executive Officer
[Signature Page to First Amendment to Credit Agreement]

HCSG WEST, LLC By: Healthcare Services Group, Inc., its sole member By: /s/ Ted Wahl Name: Ted Wahl Title: President and Chief Executive Officer
HCSG EAST LABOR SUPPLY, LLC By: Healthcare Services Group, Inc., its sole member By: /s/ Ted Wahl Name: Ted Wahl Title: President and Chief Executive Officer
HCSG CLINICAL SERVICES, LLC By: Healthcare Services Group, Inc., its sole member By: /s/ Ted Wahl Name: Ted Wahl Title: President and Chief Executive Officer
ELUMINATE LLC By: Healthcare Services Group, Inc., its sole member By: /s/ Ted Wahl Name: Ted Wahl Title: President and Chief Executive Officer
MERIWETHER-GODSEY, INC. By: /s/ Leslie Phillips Name: Leslie Phillips Title: President and Chief Executive Officer

    [Signature Page to First Amendment]

LENDERS:

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent By: /s/ Domenic D’Giato Name: Domenic D’Giato Title: Managing Director

    [Signature Page to First Amendment]

CITIZENS BANK, N.A. as a Lender
By: /s/ A.J. McNiven Name: A.J. McNiven Title: SVP

    [Signature Page to First Amendment]

KEYBANK NATIONAL ASSOCIATION, as a Lender
By: /s/ Brian P. Fox Name: Brian P. Fox Title: Senior Vice President

    [Signature Page to First Amendment]

FULTON BANK, N.A., as a Lender
By: /s/ Jenna Rose Name: Jenna Rose Title: Senior Vice President

    [Signature Page to First Amendment]

EXHIBIT A

Conformed Credit Agreement

(See Attached)

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~~EXECUTION VERSION~~EXHIBIT A TO THE FIRST AMENDMENT DATED AS OF NOVEMBER 22, 2022
DEAL CUSIP 42226FAA4
REVOLVER CUSIP 42226FAB2

~~$475,000,000~~$300,000,000 REVOLVING CREDIT FACILITY
CREDIT AGREEMENT
by and among
HEALTHCARE SERVICES GROUP, INC.,
~~HCSG STAFF LEASING SOLUTIONS, LLC,~~
~~HCSG LABOR SUPPLY, LLC, HCSG EAST, LLC, HCSG CENTRAL, LLC,~~
~~HCSG CLINICAL SERVICES, LLC, HCSG WEST, LLC and~~
~~HCSG EAST LABOR SUPPLY, LLC, as Borrowers,~~

and
THE OTHER BORROWERS PARTY HERETO
and
THE GUARANTORS PARTY HERETO
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent
Dated as of December 21, 2018
__________________________________________________________________
PNC CAPITAL MARKETS LLC, as Sole Lead Arranger
and
PNC BANK, NATIONAL ASSOCIATION
~~and~~

~~CITIZENS BANK, N.A.~~

as ~~Co-~~ Sole Documentation ~~Agents~~Agent
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TABLE OF CONTENTS
Page

~~SECTION~~Section 1. CERTAIN DEFINITIONS	1
Section 1.1 Certain Definitions	1
Section 1.2 Construction	~~29~~32
Section 1.3 Accounting Principles; Changes in GAAP	~~29~~33
Section 1.4 Divisions	~~30~~33
~~SECTION~~Section 1.5 Term SOFR Notification	33
Section 2. REVOLVING CREDIT AND SWING LOAN FACILITIES	~~30~~34
Section 2.1 Revolving Credit Commitments	~~30~~34
2.1.1 Revolving Credit Loans	~~30~~34
2.1.2 Swing Loan Commitment	~~30~~34
2.1.3 Nature of Obligations	~~31~~34
Section 2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	~~31~~34
Section 2.3 Commitment Fees	~~31~~35
Section 2.4 Termination, Reduction or Increase of Revolving Credit Commitments	~~31~~35
2.4.1 Increase in Revolving Credit Commitments	~~32~~36
Section 2.5 Revolving Credit Loan Requests; Swing Loan Requests	~~32~~36
2.5.1 Revolving Credit Loan Requests	~~32~~36
2.5.2 Swing Loan Requests	~~32~~36
Section 2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	~~33~~36
2.6.1 Making Revolving Credit Loans	~~33~~36
2.6.2 Presumptions by the Administrative Agent	~~33~~37
2.6.3 Making Swing Loans	~~33~~37
2.6.4 Repayment of Revolving Credit Loans	~~34~~37
2.6.5 Borrowings to Repay Swing Loans	~~34~~37
2.6.6 Swing Loans Under Cash Management Agreements	~~34~~38
Section 2.7 Notes	~~35~~38
Section 2.8 Use of Proceeds – Revolving Credit Facility	~~35~~38
Section 2.9 Letter of Credit Subfacility	~~35~~39
2.9.1 Issuance of Letters of Credit	~~35~~39
2.9.2 Letter of Credit Fees	~~364~~0
2.9.3 Disbursements, Reimbursement	~~374~~0
2.9.4 Repayment of Participation Advances	~~3842~~
2.9.5 Documentation	~~3842~~
2.9.6 Determinations to Honor Drawing Requests	~~3942~~
2.9.7 Nature of Participation and Reimbursement Obligations	~~3942~~
2.9.8 Indemnity	~~4044~~
2.9.9 Liability for Acts and Omissions	~~4044~~
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2.9.10 Issuing Lender Reporting Requirements	~~4245~~
Section 2.10 Defaulting Lenders	~~4246~~
Section 2.11 Funding by Branch, Subsidiary or Affiliate	~~4447~~
Section 2.12 Borrowing Agency Provisions; Co-Borrowers	~~4448~~
Section 2.13 Waiver of Subrogation	~~47~~51
~~SECTION~~Section 3. INCREMENTAL FACILITIES	~~47~~51
Section 3.1 Incremental Commitments	~~47~~51
~~SECTION~~Section 4. INTEREST RATES	~~50~~54
Section 4.1 Interest Rate Options	~~50~~54
4.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate	~~50~~54
4.1.2 Rate Quotations	~~51~~54
4.1.3 Conforming Changes Relating to Term SOFR Rate	55
Section 4.2 Interest Periods	~~51~~55
4.2.1 Amount of Borrowing Tranche	~~51~~55
4.2.2 Renewals	~~51~~55
Section 4.3 Interest After Default	~~51~~55
4.3.1 Interest Rate	~~51~~55
4.3.2 Letter of Credit Fees and Other Obligations	~~51~~55
4.3.3 Acknowledgment	~~52~~56
Section 4.4 ~~LIBOR~~Term SOFR Rate Unascertainable; ~~Illegality;~~ Increased Costs; ~~Deposits Not Available52~~Illegality; Benchmark Replacement Setting	56
4.4.1 Unascertainable ~~52~~; Increased Costs	56
4.4.2 Illegality~~; Increased Costs; Deposits Not Available~~	~~52~~56
4.4.3 Administrative Agent’s and Lender’s Rights	~~53~~57
4.4.4 Benchmark Replacement Setting	57
Section 4.5 Selection of Interest Rate Options	~~53~~62
~~4.6 Successor LIBOR Rate Index~~	~~53~~
~~SECTION~~Section 5. PAYMENTS	~~54~~62
Section 5.1 Payments	~~54~~62
Section 5.2 Pro Rata Treatment of Lenders	~~55~~62
Section 5.3 Sharing of Payments by Lenders	~~55~~63
Section 5.4 Presumptions by Administrative Agent	~~56~~63
Section 5.5 Interest Payment Dates	~~56~~64
Section 5.6 Voluntary Prepayments	~~56~~64
5.6.1 Right to Prepay	~~56~~64
5.6.2 Replacement of a Lender	~~57~~65
5.6.3 Designation of a Different Lending Office	~~58~~66
Section 5.7 Reserved	~~58~~66
Section 5.8 Increased Costs	~~58~~66
5.8.1 Increased Costs Generally	~~58~~66
5.8.2 Capital Requirements	~~59~~67
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5.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	~~59~~67
5.8.4 Delay in Requests	~~59~~67
Section 5.9 Taxes	~~60~~67
5.9.1 Issuing Lender	~~60~~67
5.9.2 Payments Free of Taxes	~~60~~67
5.9.3 Payment of Other Taxes by the Loan Parties	~~60~~68
5.9.4 Indemnification by the Loan Parties	~~60~~68
5.9.5 Indemnification by the Lenders	~~60~~68
5.9.6 Evidence of Payments	~~61~~68
5.9.7 Status of Lenders	~~61~~69
5.9.8 Treatment of Certain Refunds	~~63~~70
5.9.9 Survival	~~63~~71
Section 5.10 Indemnity	~~63~~71
Section 5.11 Settlement Date Procedures	~~64~~72
~~SECTION~~Section 6. REPRESENTATIONS AND WARRANTIES	~~64~~72
Section 6.1 Representations and Warranties	~~64~~72
6.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	~~64~~72
6.1.2 Subsidiaries and Owners; Investment Companies	~~65~~73
6.1.3 Validity and Binding Effect	~~65~~73
6.1.4 No Conflict; Material Agreements; Consents	~~65~~73
6.1.5 Litigation	~~66~~74
6.1.6 Financial Statements	~~66~~74
6.1.7 Margin Stock	~~66~~74
6.1.8 Full Disclosure	~~67~~74
6.1.9 Taxes	~~67~~75
6.1.10 Patents, Trademarks, Copyrights, Licenses, Etc.	~~67~~75
6.1.11 Reserved	~~67~~75
6.1.12 Insurance	~~67~~75
6.1.13 ERISA Compliance	~~68~~75
6.1.14 Environmental Matters	~~68~~76
6.1.15 Solvency	~~69~~77
6.1.16 Sanctions and other Anti-Terrorism Laws	~~69~~77
6.1.17 Anti-Corruption Laws	77
6.1.18 Certificate of Beneficial Ownership	~~69~~77
Section 6.2 Updates to Schedules	~~69~~77
Section 7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT	~~69~~77
Section 7.1 First Loans and Letters of Credit	~~69~~78
7.1.1 Deliveries	~~69~~78
7.1.2 Payment of Fees	~~71~~79
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Section 7.2 Each Loan or Letter of Credit	~~71~~79
~~SECTION~~Section 8. COVENANTS	~~71~~79
Section 8.1 Affirmative Covenants	~~71~~79
8.1.1 Preservation of Existence, Etc.	~~71~~79
8.1.2 Payment of Liabilities, Including Taxes, Etc.	~~72~~80
8.1.3 Maintenance of Insurance	~~72~~80
8.1.4 Maintenance of Properties and Leases	~~72~~80
8.1.5 Visitation Rights	~~72~~80
8.1.6 Keeping of Records and Books of Account	~~72~~81
8.1.7 Compliance with Laws; Use of Proceeds	~~73~~81
8.1.8 Reserved	~~73~~81
8.1.9 Sanctions and other Anti-Terrorism Laws; ~~International Trade Law Compliance 73~~Anti-Corruption Laws	~~73~~81
8.1.10 Keepwell	~~73~~81
8.1.11 Deposit Accounts	~~74~~82
8.1.12 Joinder of Subsidiaries	~~74~~82
8.1.13 Subordination of Intercompany Loans	~~74~~82
8.1.14 Certificate of Beneficial Ownership and Other Additional Information	~~74~~82
Section 8.2 Negative Covenants	~~74~~82
8.2.1 Indebtedness	~~74~~82
8.2.2 Liens; Lien Covenants	~~75~~84
8.2.3 Guaranties	~~75~~84
8.2.4 Loans and Investments	~~76~~84
8.2.5 Dividends and Related Distributions	~~77~~85
8.2.6 Liquidations, Mergers, Consolidations, Acquisitions	~~77~~85
8.2.7 Dispositions of Assets or Subsidiaries	~~79~~87
8.2.8 Affiliate Transactions	~~80~~88
8.2.9 Subsidiaries, Partnerships and Joint Ventures	~~80~~88
8.2.10 Continuation of or Change in Business	~~80~~89
8.2.11 Fiscal Year	~~80~~89
8.2.12 Issuance of Equity Issuances	~~81~~89
8.2.13 Changes in Organizational Documents	~~81~~89
8.2.14 Minimum Interest Coverage Ratio	~~81~~89
8.2.15 Maximum Net Leverage Ratio	~~81~~89
8.2.16 Limitation on Negative Pledges	~~81~~89
8.2.17 Limitation on Restrictions on Subsidiary Distributions	~~82~~90
8.2.18 Sanctions and other Anti-Terrorism Laws	90
8.2.19 Anti-Corruption ~~82~~ Laws	91
Section 8.3 Reporting Requirements	~~82~~91
8.3.1 Quarterly Financial Statements	~~82~~91
8.3.2 Annual Financial Statements	~~83~~91
DMFIRM #404836892 v~~1~~7    ~~(~~iv~~)~~

8.3.3 Certificate of the Borrowers	~~83~~91
8.3.4 Notices	~~83~~92
~~SECTION~~Section 9. DEFAULT	~~84~~93
Section 9.1 Events of Default	~~84~~93
9.1.1 Payments Under Loan Documents	~~84~~93
9.1.2 Breach of Warranty	~~84~~93
9.1.3 Anti-Terrorism Laws	~~84~~93
9.1.4 Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws	~~84~~93
9.1.5 Breach of Other Covenants	~~85~~93
9.1.6 Defaults in Other Agreements or Indebtedness	~~85~~93
9.1.7 Final Judgments or Orders	~~85~~94
9.1.8 Loan Document Unenforceable	~~85~~94
9.1.9 Uninsured Losses; Proceedings Against Assets	~~85~~94
9.1.10 Events Relating to Pension Plans and Multiemployer Plans	~~86~~94
9.1.11 Change of Control	~~86~~94
9.1.12 Relief Proceedings	~~86~~94
Section 9.2 Consequences of Event of Default	~~86~~95
9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	~~86~~95
9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings	~~86~~95
9.2.3 Set-off	~~87~~95
9.2.4 Enforcement of Rights and Remedies	~~87~~96
9.2.5 Application of Proceeds	~~88~~96
~~SECTION~~Section 10. THE ADMINISTRATIVE AGENT	~~88~~97
Section 10.1 Appointment and Authority	~~88~~97
Section 10.2 Rights as a Lender	~~89~~98
Section 10.3 Exculpatory Provisions	~~89~~98
Section 10.4 Reliance by Administrative Agent	~~90~~99
Section 10.5 Delegation of Duties	~~90~~99
Section 10.6 Resignation of Administrative Agent	~~90~~99
Section 10.7 Non-Reliance on Administrative Agent and Other Lenders	~~91~~100
Section 10.8 No Other Duties, etc.	~~92~~101
Section 10.9 Administrative Agent’s Fee	~~92~~101
Section 10.10 Authorization to Release Guarantors	~~92~~101
Section 10.11 No Reliance on Administrative Agent’s Customer Identification Program	~~92~~101
~~SECTION~~Section 10.12 ERISA Matters	101
Section 10.13 Erroneous Payments	103
Section 10.14 Administrative Agent May File Proofs of Claim	106
Section 11. MISCELLANEOUS	~~92~~106
Section 11.1 Modifications, Amendments or Waivers	~~92~~106
11.1.1 Increase of Commitment	~~92~~107
DMFIRM #404836892 v~~1~~7    ~~(~~v~~)~~

11.1.2 Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	~~93~~107
11.1.3 Release of Guarantor	~~93~~107
11.1.4 Miscellaneous	~~93~~107
Section 11.2 No Implied Waivers; Cumulative Remedies	~~93~~108
Section 11.3 Expenses; Indemnity; Damage Waiver	~~94~~108
11.3.1 Costs and Expenses	~~94~~108
11.3.2 Indemnification by the Borrowers	~~94~~108
11.3.3 Reimbursement by Lenders	~~95~~109
11.3.4 Waiver of Consequential Damages, Etc.	~~95~~109
11.3.5 Payments	~~95~~109
11.3.6 Survival	110
Section 11.4 Holidays	~~95~~110
Section 11.5 Notices; Effectiveness; Electronic Communication	~~96~~110
11.5.1 Notices Generally	~~96~~110
11.5.2 Electronic Communications	~~96~~110
11.5.3 Change of Address, Etc.	~~96~~111
11.5.4 Platform	111
Section 11.6 Severability	~~97~~111
Section 11.7 Duration; Survival	~~97~~111
Section 11.8 Successors and Assigns	~~97~~112
11.8.1 Successors and Assigns Generally	~~97~~112
11.8.2 Assignments by Lenders	~~97~~112
11.8.3 Register	~~99~~113
11.8.4 Participations	~~99~~114
11.8.5 Certain Pledges; Successors and Assigns Generally	~~100~~115
Section 11.9 Confidentiality	~~100~~115
11.9.1 General	~~100~~115
11.9.2 Sharing Information With Affiliates of the Lenders	~~101~~116
Section 11.10 Counterparts; Integration; Effectiveness	~~101~~116
11.10.1 Counterparts; Integration; Effectiveness	~~101~~116
Section 11.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	~~102~~116
11.11.1 Governing Law	~~102~~116
11.11.2 SUBMISSION TO JURISDICTION	~~102~~117
11.11.3 WAIVER OF VENUE	~~102~~117
11.11.4 SERVICE OF PROCESS	~~103~~117
11.11.5 WAIVER OF JURY TRIAL	~~103~~117
Section 11.12 USA Patriot Act Notice	~~103~~118
Section 11.14 Acknowledgement Regarding Any Supported QFCs	~~103~~118
118
DMFIRM #404836892 v~~1~~7    ~~(~~vi~~)~~

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(LC)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(P)	-	EXISTING LIENS
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 6.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.1.1(x)	-	EXISTING CREDIT FACILITIES BEING TERMINATED
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS
SCHEDULE 8.2.4	-	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	BORROWER JOINDER
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 5.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE
DMFIRM #404836892 v~~1~~7    ~~(~~vii~~)~~

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of December 21, 2018 and is made by and among HEALTHCARE SERVICES GROUP, INC., a Pennsylvania corporation (the “Parent”), HCSG STAFF LEASING SOLUTIONS, LLC, a Pennsylvania limited liability company (“Staff Leasing Solutions”), HCSG LABOR SUPPLY, LLC, a Pennsylvania limited liability company (“Labor Supply”), HCSG EAST, LLC, a New Jersey limited liability company (“East”), HCSG CENTRAL, LLC, a New Jersey limited liability company (“Central”), HCSG CLINICAL SERVICES, LLC, a New Jersey limited liability company (“Clinical Services”), HCSG WEST, LLC, a New Jersey limited liability company (“West”), HCSG EAST LABOR SUPPLY, LLC, a New Jersey limited liability company (“East Labor Supply”), MERIWETHER-GODSEY, INC, a Virginia corporation (“MG”), ELUMINATE, LLC, a Pennsylvania limited liability corporation (“Eluminate”; together with the Parent, Staff Leasing Solutions, Labor Supply, East, Central, Clinical Services, West, East Labor Supply, MG and each other Borrower joined hereto from time to time, each a “Borrower” and collectively, the “Borrowers”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).
The Borrowers have requested that the Lenders provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $~~475,000,000~~300,000,000, subject to the potential increase of such amount on the terms and subject to the conditions set forth herein. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
SECTION 1.~~SECTION 1.~~
CERTAIN DEFINITIONS
Section 1.1 ~~1.1~~Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
Accession Agreement shall have the meaning set forth in Section 3.1(vii) [Amendment to Loan Documents - Incremental Facilities].
Acquisition shall mean the acquisition by purchase, lease or otherwise, whether through a single transaction or a series of related transactions, of (i) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.
Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.
Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
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Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
Affected Financial Institution means (a) any EEA Financial Institution or (b) any UK Financial Institution
Affiliate, as to any Person, shall mean any other Person (i) which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other Equity Interests of such Person, or (iii) 10% or more of any class of voting interests or other Equity Interests of which is beneficially owned or held, directly or indirectly, by such Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled” shall have the meaning correlative thereto. The foregoing notwithstanding, Going Beyond Assistance Fund, a Pennsylvania nonprofit corporation, shall not be considered to be an Affiliate of any Loan Party or their Subsidiaries.
Anti-Corruption Laws means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which any Borrower or any of its Subsidiaries conducts business.
Anti-Terrorism Laws shall mean any Laws in force or hereinafter enacted relating to terrorism, economic sanctions, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery (including Executive Order No. 13224, the USA Patriot Act, the FCPA, the Laws comprising or implementing the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and the Laws administered by the United States Treasury Department Office of Foreign Asset Control, the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority), and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”
Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”
Applicable Margin shall mean, as applicable:
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(i)    the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread” or
(ii)    the percentage spread to be added to the ~~LIBOR~~Term SOFR Rate applicable to Revolving Credit Loans under the ~~LIBOR~~Term SOFR Rate Option based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit ~~LIBOR~~Term SOFR Rate Spread”.
Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Assistant Treasurer or Secretary of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Loan Party, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Loan Parties may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
Available Tenor shall have the meaning set forth in Section 4.4.4 [Benchmark Replacement Setting].
Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.
Bail-In Legislation shall mean~~,~~ (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and
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(iii) the Daily ~~LIBOR Rate~~Simple SOFR, plus 100 basis points (1.0%), so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4.1 [Unascertainable; Increased Costs] or Section 4.4.2 [Illegality], to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.
Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section ~~4.1.1(i)~~4.4.1 [Revolving Credit Base Rate Options].
Benchmark shall have the meaning set forth in Section 4.4.4 [Benchmark Replacement Setting].
Benchmark Replacement shall have the meaning set forth in Section 4.4.4 [Benchmark Replacement Setting].
Benchmark Replacement Adjustment shall have the meaning set forth in Section 4.4.4 [Benchmark Replacement Setting].
Benchmark Replacement Date shall have the meaning set forth in Section 4.4.4 [Benchmark Replacement Setting].
Benchmark Transition Event shall have the meaning set forth in Section 4.4.4 [Benchmark Replacement Setting].
Benchmark Unavailability Period shall have the meaning set forth in Section 4.4.4 [Benchmark Replacement Setting].
Beneficial Owner shall mean, for each Borrower, each of the following: (i) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (ii) a single individual with significant responsibility to control, manage, or direct such Borrower.
Beneficial Ownership Regulation shall mean 31 C.F.R. § 1010.230.
Borrower and Borrowers shall have the meanings specified in the Preamble to this Agreement.
Borrower Joinder shall mean a joinder by a Person as a Borrower under the Loan Documents in substantially the form of Exhibit 1.1(B).
Borrowing Agent shall mean the Parent.
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Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a ~~LIBOR~~Term SOFR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrowers and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed for business in Pittsburgh, Pennsylvania ~~and if~~; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the ~~applicable~~ term “Business Day~~relates to~~” means any~~Loan to which the LIBOR Rate Option applies,~~ such day ~~must~~that is also ~~be~~a ~~day on which dealings are carried on in the London interbank market~~U.S. Government Securities Business Day.
Capital Expenditures shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person.
Capital Lease shall mean, at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
Capital Lease Obligations shall mean, at any time, the amount of the obligations under Capital Leases which would be shown at such time as a liability on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.
Cash Collateralize shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders and the Issuing Lenders). Such cash collateral shall be maintained in blocked, non-interest bearing deposit account(s) at the Administrative Agent.
Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].
CEA shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
Certificate of Beneficial Ownership shall mean, for each Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the
DMFIRM #404836892 v~~1~~7                   5

Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.
CFTC shall mean the Commodity Futures Trading Commission.
Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
Change of Control shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25.0% of the Equity Interests of the Parent, (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (a) nominated or approved by the board of directors of the Parent nor (b) appointed by directors so nominated or approved or (iii) the Parent shall cease to own, free and clear of all Liens (other than Liens under the Loan Documents), directly or indirectly, at least 100% of the outstanding voting Equity Interests of any Subsidiary on a fully diluted basis.
CIP Regulations shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].
Closing Date shall mean the Business Day on which this Agreement shall be effective, which date is December 21, 2018.
Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and Incremental Revolving Commitment (if any) and Incremental Term Loan Commitment (if any) and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Incremental Revolving Commitments, Incremental Term Loan Commitment and Swing Loan Commitment of all of the Lenders.
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Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].
Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrowers].
Conforming Changes shall mean, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Consolidated EBITDA for any period of determination shall mean, on a consolidated basis, (i) the sum of net income plus, to the extent deducted in determining such net income, (a) depreciation, (b) amortization, (c) other non-cash charges to net income (including any non-cash charges that result from stock-based compensation, the impairment, write-down or write-off of intangible assets but excluding (x) any additions to bad debt reserves or bad debt expense, any noncash charges that result from the write-down or write-off of inventory and any non-cash charges that result from the write-down or write-off of accounts receivable or that are in respect of any other item that was included in Adjusted Consolidated Net Income in a prior period and (y) non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges), (d) interest expense, (e) income tax expense, (f) documented reasonable third-party costs, including legal, accounting and financial expenses, incurred in connection with this Agreement or any Permitted Acquisition, (g) costs savings directly related to any Permitted Acquisition, to be realized within twelve (12) months after the date of consummation of such Permitted Acquisition, that are documented by a third party quality of earnings report or set forth on a detailed schedule prepared by the Borrowing Agent and approved by the Administrative Agent in its sole discretion, provided the aggregate amount added back under this clause (g) in any period shall not exceed ten percent (10%) of Consolidated EBITDA for such period calculated prior to adding back such amounts, and (h) costs, fees, expenses and charges relating to the credit facility or facilities under this
DMFIRM #404836892 v~~1~~7                   7

Agreement and any amendments, restatements, waivers, supplements or other modifications to any of the Loan Documents from time to time, minus (ii) to the extent included in determining such net income, non-cash credits to net income (excluding non-cash credits that represent an accrual for a future or potential future cash receipt), in each case of the Borrowers and their Subsidiaries for such period determined and consolidated in accordance with GAAP.
For purposes of calculating the Net Leverage Ratio only (but not for any other purpose, including not for calculating the Interest Coverage Ratio), if during any period the Parent or any Subsidiary thereof shall have made any Material Acquisition or Material Disposition, such transaction shall be deemed to have occurred on and as of the first day of such period, and the following pro forma adjustments shall be made to Consolidated EBITDA (a) all income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Material Disposition shall be excluded from the results of the Parent and its Subsidiaries for such period and (b) all income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Material Acquisition shall be included in the results of the Parent and its Subsidiaries for such period, so long as in the case of this clause (b) (x) if the Consolidated EBITDA attributable to the property, line of business or the Person subject to such Material Acquisition during the period of determination is five percent (5%) or more of Consolidated EBITDA prior to including such income statement items, the Lenders shall have received for the prior three (3)-year period audited financial statements prepared on a GAAP basis (provided that certain aspects of such financial statements do not need to be prepared on a GAAP basis if the Administrative Agent, acting in its reasonable discretion, approves such non-GAAP aspects) or an independent third-party due diligence report for such Person from a nationally recognized accounting firm or other recognized firm reasonably acceptable to the Administrative Agent, (y) the Person who is being acquired or who will own the assets being acquired is (or shall, within the time period specified in this Agreement, become) a Loan Party, and (z) the Borrowers have otherwise complied (or shall comply within the time period specified in this Agreement) with Sections 8.1.12 [Joinder of Subsidiaries] and 8.2.9 [Subsidiaries, Partnerships and Joint Ventures]; provided, that, for purposes of clause (b) immediately above, if such audited financial statements or third-party due diligence report are required and have not been provided to the Lenders, the historical income statement items of such Person or attributable to such assets shall not be included in the calculation of Consolidated EBITDA unless consented to in writing by the Administrative Agent in its sole discretion.

Consolidated Interest Expense shall mean, for any period, the sum, without duplication, of (i) interest expense (including imputed interest expense in respect of obligations under Capital Leases) of the Parent and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Parent or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP.For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Parent or any Subsidiary with respect to any Interest Rate Hedge.
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Consolidated Total Indebtedness shall mean, as of any date, consolidated Indebtedness of the Parent and its Subsidiaries on such date, other than (i) obligations that constitute Indebtedness solely by reason of clause (iv) of the definition of “Indebtedness” and (ii) trade payables and accrued expenses constituting Indebtedness solely under clause (vii) of the definition of “Indebtedness”.
Covered Entity shall mean (i) the Parent, each of the Parent’s Subsidiaries, all Guarantors (if any) and all pledgors of collateral (if any), and (ii) each Person that, directly or indirectly, ~~is in control of~~controls a Person described in clause (i) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
Daily ~~LIBOR Rate~~Simple SOFR shall mean, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (~~x)~~ the ~~Published Rate~~resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (~~y~~B) a number equal to 1.00 minus the ~~LIBOR~~SOFR Reserve Percentage ~~on~~, in each case, as such ~~day. Notwithstanding the foregoing, if the~~SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily ~~LIBOR Rate~~Simple SOFR as determined above would be less than ~~zero (0.00), such rate~~the SOFR Floor, then Daily Simple SOFR shall be deemed to be ~~zero (0.00) for purposes of this Agreement~~the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrowers, effective on the date of any such change.
Defaulting Lender shall mean any Lender that (i) has failed, within two Business Days of the date required to be funded or paid, to (a) fund any portion of its Loans, (b) fund any portion of its participations in Letters of Credit or Swing Loans or (c) pay over to the Administrative Agent, any Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (a) above, such Lender notifies the Administrative Agent and the Borrowing Agent in writing that such failure is
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the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified a Loan Party or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within two Business Days after request by the Administrative Agent or the Borrowing Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrowing Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent and the Borrowing Agent, (iv) has become the subject of a Bankruptcy Event, (v) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (vi) has become, or has a direct or indirect parent company that has become, the subject of a Bail-In Action.
As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Disposition or Dispose shall mean the sale, transfer, license, lease or other disposition outside of the ordinary course of business of any property by any Loan Party or Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
Distribution shall mean, with respect to any Person, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of such Person’s Equity Interests or on account of the purchase, redemption, retirement or acquisition of such Person’s Equity Interests (including warrants, options or rights therefor).

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Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
EEA Financial Institution shall mean (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Earn-Out Payment shall mean any cash payment made by the Parent or any Subsidiary pursuant to earnout liabilities incurred in connection with an Acquisition.
Effective Date shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
Eligible Assignee shall mean any Person eligible to become an assignee of a Lender under Section 11.8.2 [Assignment by Lenders].
Eligible Contract Participant shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.
Eligibility Date shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
Embargoed Property shall mean any property (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Lenders or the Administrative Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in, such property, or provide services in consideration of such property.
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Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.
Equity Interests shall mean shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Event shall mean (i) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (ii) a withdrawal by the Parent or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by the Parent or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (v) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan~~;~~ or Multiemployer Plan; (vi) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 304 of ERISA; or (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any member of the ERISA Group.

ERISA Group shall mean, at any time, the Parent and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Parent, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

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Erroneous Payment has the meaning assigned to it in Section 10.13.1.

Erroneous Payment Deficiency Assignment has the meaning assigned to it in Section 10.13.1.

Erroneous Payment Impacted Class has the meaning assigned to it in Section 10.13.4.
Erroneous Payment Return Deficiency has the meaning assigned to it in Section 10.13.4.
Erroneous Payment Subrogation Rights has the meaning assigned to it in Section 10.13.4.
EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”
Excluded Hedge Liability or Liabilities shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (i) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest, if any, is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (ii) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest, would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty (if any) but not for purposes of the grant of the security interest (if any), and (iii) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (a) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (b) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
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Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrowers to provide documentation or information to the IRS).
Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Existing Letters of Credit shall mean those letters of credit issued by PNC or another Lender prior to the Closing Date and described on Schedule 1.1(LC) attached hereto.
FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies entered into in connection with the implementation of the foregoing.
FCPA shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds ~~Effective~~Rate” as of the ~~date of this Agreement~~First Amendment Effective Date; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds ~~Effective~~Rate”
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for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
First Amendment shall mean the First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, among the Borrowers, the Lenders party thereto and the Administrative Agent.
First Amendment Effective Date shall have the meaning set forth the First Amendment.
Floor shall have the meaning set forth in Section 4.4.4 [Benchmark Replacement Setting].
Foreign Lender shall mean (i) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.
Group shall mean, at any time, the Parent and its Subsidiaries at such time.
Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement and the other applicable Loan Documents as a Guarantor after the Closing Date. As of the ~~Closing~~First Amendment Effective Date, there are no Guarantors.
Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in a form reasonably acceptable to the Borrowing Agent and the Administrative Agent.
Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
Guaranty Agreement shall mean a Continuing Agreement of Guaranty and Suretyship in a form reasonably acceptable to the Borrowing Agent and the Administrative Agent executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Lenders.
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HCSG Insurance shall mean HCSG Insurance Corp., a New Jersey corporation.
ICC shall have the meaning specified in Section 11.11.1 [Governing Law].
Increase Effective Date shall have the meaning set forth in Section 3.1(i) [Incremental Commitments].
Incremental Commitments shall mean, collectively, the Incremental Term Commitments and the Incremental Revolving Credit Commitments.
Incremental Facility Amendment shall have the meaning set forth in Section 3.1(vii) [Amendment to Loan Documents - Incremental Facilities].
Incremental Lenders shall have the meaning set forth in Section 3.1(i) [Incremental Commitments].
Incremental Loan shall mean any Incremental Term Loan and any Incremental Revolving Credit Loan.
Incremental Revolving Credit Commitment shall have the meaning set forth in Section 3.1(i) [Incremental Commitments].
Incremental Revolving Credit Loan shall mean any Revolving Credit Loan made pursuant to an Incremental Revolving Credit Commitment.
Incremental Term Commitment shall have the meaning set forth in Section 3.1(i) [Incremental Commitments].
Incremental Term Loan shall mean any term loan made pursuant to an Incremental Term Commitment.
Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (vi) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days
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past due provided, however, trade payables which are more than ninety (90) days past due shall not be Indebtedness if disputed in good faith by such Person and adequate reserves are being provided on the books of such Person in accordance with GAAP on account of such trade payable), including Capital Lease Obligations and Synthetic Lease Obligations, (viii) any Guaranty of Indebtedness for borrowed money and (ix) all obligations to make Earn-Out Payments to the extent such obligation is required to be included as a liability on the balance sheet of such Person in accordance with GAAP.
Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.
Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].
Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.
Insolvency Proceeding shall mean, with respect to any Person, (i) a case, action or proceeding with respect to such Person (a) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (b) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
Intellectual Property shall mean (i) any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and (ii) the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).
Intercompany Subordination Agreement shall mean the Intercompany Subordination Agreement dated as of the Closing Date among the Loan Parties in substantially the form of Exhibit 1.1(I).
Interest Coverage Ratio shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense (a) for the four fiscal quarters then ending if such date is a fiscal quarter end or (b) for the four fiscal quarters most recently ended for which financial statements have been delivered to the Lenders pursuant to
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Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] if such date is not a fiscal quarter end.
Interest Period shall mean the period of time selected by the Borrowers in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans bear interest under the ~~LIBOR~~Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be, in each case subject to the availability thereof, one~~, two~~ month, three months or six ~~Months~~months. Such Interest Period shall commence on the effective date of such ~~Interest~~Term SOFR Rate Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to the ~~LIBOR~~Term SOFR Rate Option if the Borrowers are renewing or converting to the ~~LIBOR~~Term SOFR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, ~~and~~(B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Revolving Credit Expiration Date, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.
Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.
Interest Rate Option shall mean any ~~LIBOR~~Term SOFR Rate Option or Base Rate Option.
IRS shall mean the United States Internal Revenue Service.
ISP98 shall have the meaning specified in Section 11.11.1 [Governing Law].
Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any successor issuer pursuant to Section 10.6 [Resignation of Administrative Agent], and any other Lender that has agreed with the Parent and the Administrative Agent to be an Issuing Lender. No Lender shall be obligated to be an Issuing Lender or to issue a Letter of Credit (other than, on the terms hereof, PNC) unless otherwise agreed to by such Lender in its sole discretion.
Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
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Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.
Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is (or was at the time entered into) provided by any Lender or its Affiliate and with respect to which such Lender (if it is other than PNC) confirms to the Administrative Agent in writing prior to the execution thereof that it: (i) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes (or such other confirmation as shall be acceptable to the Administrative Agent in its sole discretion). The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty Agreement (if any) and secured obligations under any other Loan Document, if applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities (if any) shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.5 [Application of Proceeds].
Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder and any other Person that shall become a party hereto pursuant to an Incremental Facility Amendment, each of which is referred to herein as a Lender.
Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].
Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus (without duplication) the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
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Letter of Credit Sublimit shall have the meaning specified in Section ~~2.9.1~~2.9.1.1 [Issuance of Letters of Credit].
~~LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a dcomparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.~~

~~The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.~~

~~LIBOR Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option].~~
~~LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).~~

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

Liquidity shall mean, at any time, the sum of (i) the lesser of (a) the Unused Revolving Credit Commitments at such time, provided that the conditions set forth in Section 7.2
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[Each Loan or Letter of Credit] shall be satisfied at such time and (b) the maximum amount of Revolving Credit Loans which, if borrowed on the last day of the immediately preceding fiscal quarter of the Parent for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] would not have caused a violation of the Net Leverage Ratio under Section 8.2.15 [Maximum Net Leverage Ratio] as of the end of such fiscal quarter (provided, however, that, in the case of any Step-Up Acquisition for which the Loan Parties have notified the Administrative Agent in writing of their exercise of the right under Section 8.2.15 to temporarily increase the maximum Net Leverage Ratio, the Net Leverage Ratio then required under Section 8.2.15 [Maximum Net Leverage Ratio] shall be deemed for purposes of this clause (b) to give effect to such increase), and (ii) the aggregate amount of Unrestricted Cash at such time.
Loan Documents shall mean this Agreement, the Borrower Joinders (if any), the Administrative Agent’s Letter, the Intercompany Subordination Agreement, the Notes, the Certificate(s) of Beneficial Owner (if any) and any amendments, consents, instruments, certificates or documents delivered in connection herewith or therewith.
Loan Parties shall mean the Borrowers and the Guarantors.
Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].
Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans (including all Incremental Revolving Credit Loans), Swing Loans and Incremental Term Loans or any Revolving Credit Loan (including any Incremental Revolving Credit Loan), Swing Loan or Incremental Term Loan.
Material Acquisition shall mean any Acquisition, or a series of related Acquisitions, where the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding any Earn-Out Payment) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $10,000,000.
Material Adverse Change shall mean any set of circumstances or events which (i) has or could reasonably be expected to have a material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (ii) is or could reasonably be expected to have a material adverse effect upon the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (iii) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (iv) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
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Material Disposition shall mean any Disposition of (i) Equity Interests in any Subsidiary or (ii) assets of a member of the Group (including the Parent) which constitute all or substantially all of the assets of such member of the Group or of a division, line of business or other business unit of the Parent or any Subsidiary, in each case where the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $10,000,000.
~~Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.~~

Moody’s shall mean Moody’s Investor Services, Inc. and its successors.

Multiemployer Plan shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions, or to which any Borrower or any member of the ERISA Group has any liability (contingent or otherwise).

Net Leverage Ratio shall mean, as of any date of determination, the ratio of (i) (a) Consolidated Total Indebtedness of the Parent and its Subsidiaries on such date, minus (b) the amount of Unrestricted Cash of the Loan Parties on such date, provided that no more than $35,000,000 of Unrestricted Cash may be netted from Consolidated Total Indebtedness pursuant to this clause (b) to (ii) Consolidated EBITDA (x) for the four fiscal quarters then ending if such date is a fiscal quarter end or (y) for the four fiscal quarters most recently ended for which financial statements have been delivered to the Lenders pursuant to ~~Sections~~Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] if such date is not a fiscal quarter end.
Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].
Non-Qualifying Party shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.
Notes shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.
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Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other Persons provided for under such Loan Documents and (ii) any Lender Provided Interest Rate Hedge. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
OFAC shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
Order shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].
Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).
Overnight Bank Funding Rate shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the
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Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.
Participant shall have the meaning specified in Section 11.8.4 [Participations].
Participant Register shall have the meaning specified in Section 11.8.4 [Participations].
Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Revolving Credit Expiration Date or upon acceleration of the Notes.
Payment In Full and Paid in Full shall mean the payment in full in cash of the Loans and other Obligations hereunder (except contingent indemnification obligations for which no claim has been made), termination of the Commitments and expiration or termination of all Letters of Credit (or, with respect to any undrawn Letters of Credit, the full Cash Collateralization thereof).
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Pension Plan shall mean at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group ~~or~~, (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years, or (iii) to which any Borrower or any member of the ERISA Group may have any liability (contingent or otherwise).
Permitted Acquisition shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].
Permitted Investments shall mean:
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(i)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(ii)    commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;
(iii)    demand deposits, time deposits or certificates of deposit maturing within one year in (a) any Lender or (b) any other commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s or P-1 or the equivalent by Moody’s on the date of acquisition;
(iv)    money market or mutual funds rated at least A by Standard & Poor’s or at least A by Moody’s;
(v)    investments made under the Cash Management Agreements or under cash management agreements with any other Lenders; and
(vi)    investments on account of potential benefits payable under the Parent’s deferred compensation plan.
Permitted Liens shall mean:
(i)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
(ii)    Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
(iii)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable; Liens of customs brokers, freight forwarders and common carriers incurred in the ordinary course of business that are not yet due and payable and which attach solely to the property in their possession; and Liens of landlords in the ordinary course of business securing obligations to pay lease payments that are not yet due and payable or in default;
(iv)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, utilities, contracts (other than for the repayment of borrowed money or as security for Interest Rate Hedge Liabilities or margining related to commodities hedges) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(v)    Encumbrances consisting of zoning restrictions, easements, environmental use restrictions or other restrictions on the use of real property, minor defects or
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irregularities in title and other similar Liens, none of which materially impairs the use of such property for the purpose of which the Loan Parties or their Subsidiaries are using such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vi)    Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations;
(vii)    Any Lien existing on the ~~Closing~~First Amendment Effective Date and described on Schedule 1.1(P) and extensions, renewals or replacements thereof, provided that the principal amount secured thereby is not hereafter increased (other than by the amount of any original issue discount, any premiums and unpaid interest with respect to the Indebtedness being extended, renewed, refinanced or replaced and reasonable fees and expenses relating to such extension, renewal or replacement financing) and no additional assets become subject to such Lien;
(viii)    Purchase Money Security Interests (including Capital Leases); provided that (~~A~~A) such Liens secure only Indebtedness permitted by clause (iii) of Section 8.2.1 [Indebtedness], and (~~B~~B) such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such Capital Lease and rents and proceeds thereof (including insurance proceeds);
(ix)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered, such judgment is stayed or discharged within thirty (30) days of entry, and in either case they do not, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
(I)    Liens for Taxes due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(II)    Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
(III)    Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(IV)    Liens resulting from final judgments or orders in such amounts as would not constitute an Event of Default under Section 9.1.7 [Final Judgments or Orders];
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(x)    Liens arising from, precautionary Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s or sublessor’s interest under operating leases;
(xi)    Normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits, and Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or similar provisions under foreign law) on items in the course of collection;
(xii)    Liens securing Indebtedness permitted under clause (ix) of Section 8.2.1 [Indebtedness], which Liens attach solely to the insurance policies financed in connection with such Indebtedness and the proceeds thereof; and
(xiii)    Other Liens securing obligations in an aggregate amount not to exceed $1,000,000 at any time outstanding.
Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
PNC shall mean PNC Bank, National Association, its successors and assigns.
Post-Increase Revolving Credit Lenders shall have the meaning set forth in Section 3.1(iv) [Adjustment of Revolving Credit Loans].
Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
Pre-Increase Revolving Credit Lenders shall have the meaning set forth in Section 3.1(iv) [Adjustment of Revolving Credit Loans].
Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
~~Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).~~

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Purchase Money Security Interest shall mean Liens upon tangible personal property (including the proceeds thereof) securing loans to the Loan Parties or their Subsidiaries or deferred payments (including, without limitation, Capital Leases) by the Loan Parties or their Subsidiaries for the purchase or capital lease of such tangible personal property; provided that such security interest does not encumber any asset except the assets purchased (and the rents and proceeds thereof, including insurance proceeds); provided further that such security interest does not secure obligations in excess of such purchase price or deferred payments plus interest thereon and costs in respect thereof.
Qualified ECP Loan Party shall mean each Loan Party that on the Eligibility Date is (i) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (ii) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
Ratable Share shall mean the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments; provided in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment.
Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Lender, as applicable.
Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
Relevant Governmental Body shall have the meaning set forth in Section 4.4.4 [Benchmark Replacement Setting].
Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
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Reportable Compliance Event shall mean that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, ~~or~~ custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with an Official Body in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations ~~is in actual or probable~~ represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused or may cause the Lenders or the Administrative Agent to be in violation of any Anti-Terrorism ~~Law~~Laws, including a Covered Entity’s use of any proceeds of the Loans or other extensions of credit hereunder to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; (c) any collateral (if any) becomes Embargoed Property; or (4) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations or covenants (including any negative covenant) of this Agreement relating to any Anti-Terrorism Law or Anti-Corruption Law.
Register shall have the meaning assigned to such term in Section 11.8.3 [Register].
Required Lenders shall mean
(i)    If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
(ii)    If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender); provided that Lenders that are Affiliates of one another shall be considered as one Lender for purposes of this definition only.
Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].
Resolution Authority shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified as provided herein, including as such Commitment may be reduced as provided in Section 2.10 [Reduction of Revolving Credit Commitments] or increased as provided in Section 3.1 [Incremental Commitments], and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
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Revolving Credit Expiration Date shall mean, with respect to the Revolving Credit Commitments, ~~December 21~~November 22, ~~2023~~2027.
Revolving Credit Exposure shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations.
Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan (including Incremental Revolving Credit Loans) made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments], Section 2.9.3 [Disbursements, Reimbursement] or Section 3.1 [Incremental Commitments].
Revolving Facility Usage shall mean at any time the sum of the amount of the outstanding principal amount of the Revolving Credit Loans, the outstanding principal amount of the Swing Loans, and the Letter of Credit Obligations.
Sanctioned ~~Country~~Jurisdiction shall mean ~~a~~any country ~~subject to a sanctions program maintained under Anti-Terrorism Law, including, without limitation, any county~~, territory, or region that is the subject of ~~economic or financial~~ sanctions imposed ~~by the Office of Foreign Assets Control of the U.S. Department of the Treasury~~or administered by OFAC, the United States Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.
~~Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti Terrorism Law, including, without limitation, any Person listed on any sanctions related list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.~~

Sanctioned Person shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to this Agreement.

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Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 5.11 [Settlement Date Procedures].
SOFR shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
SOFR Adjustment shall mean ten basis points (0.10%).
SOFR Floor shall mean a rate of interest per annum equal to zero basis points (0%).
SOFR Reserve Percentage shall mean for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
Solvent shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Standard & Poor’s shall mean ~~Standard & Poor’s~~S&P Ratings ~~Servicces~~, a division of ~~The McGraw-Hill Companies~~S&P Global, Inc. and its successors.
Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].
Step-Up Acquisition shall mean any Acquisition, or a series of related Acquisitions; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect
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of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $75,000,000.
Subsidiary of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries. Unless the context otherwise requires, any reference to Subsidiary in this Agreement or any of the Loan Documents shall mean a Subsidiary of the Parent. The foregoing notwithstanding, Going Beyond Assistance Fund, a Pennsylvania nonprofit corporation, shall not be considered a Subsidiary for purposes of this Agreement and the other Loan Documents.
Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].
Swap shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (i) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (ii) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
Swap Obligation shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge.
Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $50,000,000.
Swing Loan Lender shall mean PNC, in its capacity as a lender of Swing Loans.
Swing Loan Note shall mean the Swing Loan Note of the Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.
Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.
Synthetic Lease shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-20, as amended, and (ii) the lessee will be entitled to
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various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
Synthetic Lease Obligations shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
Term SOFR Administrator shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
Term SOFR Rate shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrowers on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.
Term SOFR Rate Loan means a Loan that bears interest based on the Term SOFR Rate.
Term SOFR Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit Term SOFR Rate Option].
Term SOFR Reference Rate shall mean the forward-looking term rate based on SOFR.
UCP shall have the meaning specified in Section 11.11.1 [Governing Law].
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UK Financial Institution means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU Section 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
U.S. Government Securities Business Day shall mean any day except for (a) Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].
Unadjusted Benchmark Replacement shall have the meaning set forth in Section 4.4.4 [Benchmark Replacement Setting].
Unrestricted Cash shall mean cash and cash equivalents of the Parent and the other Loan Parties that (i) would not be required to appear as “restricted” on a consolidated balance sheet of the Parent and the other Loan Parties and (ii) is not subject to any Lien in favor of any Person other than Liens in favor of the Administrative Agent (if any) and Liens constituting Permitted Liens of the type described in clauses (i), (ix)(I) and (xi) of the definition of such term.
Unused Revolving Credit Commitment shall mean, at any time, an amount equal to the excess, if any, of the Revolving Credit Commitments of all of the Lenders at such time over the Revolving Facility Usage at such time.
Withholding Agent shall mean any Loan Party and the Administrative Agent.
Write-Down and Conversion Powers shall mean~~,~~ (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK
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Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2    ~~1.2~~Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated (but, if applicable, only if such amendment, modification, replacement, substitution, etc. is permitted hereunder); (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
Section 1.3    ~~1.3~~Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. Notwithstanding the foregoing, if the Borrowers notify the Administrative Agent in writing that the Borrowers wish to amend any provision hereof, including the financial covenants in Section 8.2 [Negative Covenants] of this Agreement, any related definition and/or the definition of the term Net Leverage Ratio for any purpose, including for purposes of interest, Letter of Credit Fee and Commitment Fee determinations, to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such provisions, (or if the Administrative Agent notifies the Borrowing Agent in writing that the Required Lenders wish to amend any such provisions to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such provisions to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, whether or not any request for such amendment is made, unless and until so amended, GAAP as used herein shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, and the Loan Parties
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shall provide to the Administrative Agent, when they deliver their financial statements pursuant to 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding anything to the contrary herein, the accounting for operating leases and capital leases under GAAP in effect as of the date hereof (including Accounting Standard Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definitions of “Capital Leases”, “Capital Lease Obligations”, “Indebtedness” and determining compliance with the applicable financial covenants.
Section 1.4    ~~1.4~~Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.5    Term SOFR Notification. Section 4.4.4 [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.
SECTION 2.~~SECTION 2.~~
REVOLVING CREDIT AND SWING LOAN FACILITIES
Section 2.1    ~~2.1~~Revolving Credit Commitments.
2.1.1    Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrowers at any time or from time to time on or after the date hereof to the Revolving Credit Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.1.
2.1.2    Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC shall make swing loans in Dollars (the “Swing Loans”) to the Borrowers at any time or from time to time after the date hereof to, but not including, the Revolving Credit Expiration Date, in an aggregate principal amount up to but
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not in excess of $50,000,000, provided that after giving effect to such Loan, (i) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders and (ii) the aggregate amount of Revolving Credit Loans made by a Lender together with such Lender’s Ratable Share of the sum of the Letter of Credit Obligations and the aggregate principal amount of the Swing Loans then outstanding shall not exceed such Lender’s Revolving Credit Commitment. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.
2.1.3    Nature of Obligations. The obligations of the Borrowers hereunder are and shall be joint and several; it being understood that the Borrowers are jointly and several liable for, among other things, all obligations of the Borrowers under the Loan Documents.
Section 2.2    ~~2.2~~Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Revolving Credit Expiration Date.
Section 2.3    ~~2.3~~Commitment Fees. Accruing from the date hereof until the Revolving Credit Expiration Date, the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the ~~average~~ daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.
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Section 2.4    ~~2.4~~Termination, Reduction or Increase of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its discretion), to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments in full delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
2.4.1    Increase in Revolving Credit Commitments. The Revolving Credit commitments may be increased as set forth in Section 3.1 [Incremental Commitments].
Section 2.5    ~~2.5~~Revolving Credit Loan Requests; Swing Loan Requests.
2.5.1    Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Revolving Credit Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the ~~LIBOR~~Term SOFR Rate Option applies or the conversion to or the renewal of the ~~LIBOR~~Term SOFR Rate Option for any Loans and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (A) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $500,000 and not less than $500,000 for each Borrowing Tranche under the ~~LIBOR~~Term
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SOFR Rate Option, and (y) integral multiples of $500,000 and not less than $500,000 for each Borrowing Tranche under the Base Rate Option.
2.5.2    Swing Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Revolving Credit Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.
Section 2.6    ~~2.6~~Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
2.6.1    Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrowers and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].
2.6.2    Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such
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Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option (it being understood that the Borrowers shall be required to pay interest on such corresponding amount at the interest rate applicable to such corresponding amount under this Section 2.6.2 and not at the interest rate otherwise applicable to Loans under Section 4.1 [Interest Rate Options]). If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
2.6.3    Making Swing Loans. PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.
2.6.4    Repayment of Revolving Credit Loans. The Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Revolving Credit Expiration Date.
2.6.5    Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of the Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.
2.6.6    Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Borrowers pursuant to Section 2.5.2 [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the Borrowers in accordance with the provisions of the agreements between one or more Borrowers and the Swing Loan Lender relating to deposit, sweep and other accounts of one or more of the Borrowers at the Swing Loan Lender and related arrangements and agreements regarding the management and investment of the cash assets of one or more of the Borrowers as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net
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negative balance in the accounts of one or more of the Borrowers which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Revolving Credit Expiration Date), (iv) not be made at any time after the Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.6.6.
Section 2.7    ~~2.7~~Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to them by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, payable to such Lender or its registered assigns in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.
Section 2.8    ~~2.8~~Use of Proceeds – Revolving Credit Facility. The proceeds of the Revolving Credit Loans (including Incremental Revolving Credit Loans) shall be used (i) to refinance existing Indebtedness of the Loan Parties on the Closing Date, (ii) to repay Swing Loans and Reimbursement Obligations, and (iii) for general corporate purposes, including working capital, Letters of Credit, Capital Expenditures and Permitted Acquisitions of the Borrowers and their Subsidiaries and fees and expenses associated with the Revolving Credit Loans.
Section 2.9    ~~2.9~~Letter of Credit Subfacility.
2.9.1    Issuance of Letters of Credit. Any Borrower or any other Loan Party may at any time prior to the Revolving Credit Expiration Date request the issuance of a standby or trade letter of credit (each such letter of credit and each Existing Letter of Credit, a “Letter of Credit”), for its own account or the account of another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the applicable Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by such Issuing Lender, in advance of the proposed date of issuance. The Borrowers or any other Loan Party shall authorize and direct the applicable Issuing Lender to name any Borrower or any other Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the applicable Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the
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Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. The Existing Letters of Credit shall be deemed to have been issued hereunder and shall constitute a Letter of Credit hereunder for all purposes, subject to each of the terms and conditions of this Agreement and each of the other Loan Documents. Each Lender shall be deemed to have irrevocably and unconditionally acquired from each issuer of an Existing Letter of Credit a participation in such Existing Letter of Credit in accordance with Section 2.9.3 [Disbursements, Reimbursements].
2.9.1.1     Unless the applicable Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, such Issuing Lender or any of such Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Revolving Credit Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $125,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Notwithstanding the foregoing, any Letter of Credit may contain customary automatic renewal provisions agreed upon by a Borrower or other Loan Party and the applicable Issuing Lender pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (B) above), subject to a right on the part of such Issuing Lender, in its discretion, to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; provided that unless otherwise directed by such Issuing Lender, neither any Borrower nor any other Loan Party shall be required to make a specific request to such Issuing Lender for any such renewal. Each request by a Borrower or another Loan Party for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrowing Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
2.9.1.2     Notwithstanding Section 2.9.1.1, no Issuing Lender shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or any such order, judgement or decree, or Law, request or directive shall impose
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upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (iii) the proposed beneficiary thereof is a Sanctioned Person.
2.9.2    Letter of Credit Fees. The Borrowers shall pay in Dollars (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to the Administrative Agent for the ratable account of the Issuing Lenders (or, if requested by the Administrative Agent, directly to each Issuing Lender) a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay (in Dollars) to each Issuing Lender for such Issuing Lender’s sole account such Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit issued by such Issuing Lender as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
2.9.3    Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit (and, with respect to the Existing Letters of Credit, on the Closing Date), each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
2.9.3.1     In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrowing Agent and the Administrative Agent thereof. Provided that the Borrowing Agent shall have received such notice prior to 10:00 a.m. on any Business Day, the Borrowers shall reimburse (such obligation to reimburse the Issuing Lenders shall sometimes be referred to as a “Reimbursement Obligation”) the applicable Issuing Lender prior to 12:00 noon on each date that an amount is paid by such Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) (or, if such notice is received after 10:00 a.m. on any Business Day, by 12:00 noon on the next Business Day) by paying to the Administrative Agent for the account of such Issuing Lender an amount equal to the amount so paid by such Issuing Lender. In the event the Borrowers fail to reimburse the applicable Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or an Issuing Lender pursuant to
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this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
2.9.3.2     Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the applicable Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrowers in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the applicable Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or any Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.
2.9.3.3     With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.9.3.1, because of the Borrowers’ failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the applicable Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of an Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.
2.9.4    Repayment of Participation Advances.
2.9.4.1     Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s
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Ratable Share of such funds, except the Administrative Agent shall retain for the account of such Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.
2.9.4.2     If the Administrative Agent (or an Issuing Lender) is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of an Issuing Lender (or any payment made by any Loan Party to such Issuing Lender directly) pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent (or such Issuing Lender, as the case may be) plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
2.9.5    Documentation. Each Loan Party agrees to be bound by the terms of each Issuing Lender’s application and agreement for letters of credit and each Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, no Issuing Lender shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.9.6    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, an Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
2.9.7    Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the applicable Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:
(i)any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Lender or any of its Affiliates, any Loan Party or any other Person for any reason whatsoever, or which any Loan Party may have against any Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
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(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in ~~Sections~~Section 2.1 [Revolving Credit Commitments], Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], Section 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or Section 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];
(iii)any lack of validity or enforceability of any Letter of Credit;
(iv)any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), any Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if an Issuing Lender or any of its Affiliates has been notified thereof;
(vi)payment by any Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)any failure by any Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after such Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
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(ix)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or any Subsidiary of any Loan Party;
(x)any breach of this Agreement or any other Loan Document by any party thereto;
(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii)the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii)the fact that the Revolving Credit Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.9.8    Indemnity. The Borrowers hereby agree to protect, indemnify, pay and save harmless each Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which such Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of such Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.
2.9.9    Liability for Acts and Omissions. As between any Loan Party and any Issuing Lender, or any Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if an Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
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(v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of an Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve an Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall any Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, each Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or its Affiliates under any resulting liability to any Loan Party or any Lender.
2.9.10    Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to the Administrative Agent and the Borrowing Agent a schedule of the Letters of Credit issued by it, in form and substance satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit issued by it, the account party, the original face amount (if any), and the expiration date of any Letter of Credit
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issued by it outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
Section 2.10    ~~2.1~~Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];
(ii)the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that, except as expressly provided in such Section 11.1, this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender directly affected thereby;
(iii)if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:
(a)all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares of the Revolving Credit Commitments (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment. ~~No~~Subject to Section 11.13, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;
(b)if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lenders the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;
(c)if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;
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(d)if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and
(e)if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lenders pro rata (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and
(iv)so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless PNC as Swing Loan Lender or such Issuing Lender, as applicable, is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations and Ratable Share of Swing Loans will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(iii) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or such Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to PNC or such Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrowing Agent, PNC and the Issuing Lenders agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.
Section 2.11    ~~2.11~~Funding by Branch, Subsidiary or Affiliate. Each Lender may make any Loan hereunder through an Affiliate or domestic or foreign branch of such Lender or Affiliate.
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Section 2.12    ~~2.12~~Borrowing Agency Provisions; Co-Borrowers.
(i)Each of the Borrowers hereby appoints the Borrowing Agent as its non-exclusive representative, and grants to the Borrowing Agent an irrevocable power of attorney to act as its attorney-in-fact, with regard to all matters relating to this Agreement and each of the other Loan Documents, including, without limitation, execution and delivery of any Loan Request, Swing Loan Request, and amendments, supplements, waivers or other modifications hereto or thereto, giving or receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith and making all elections as to interest rates and interest payment dates. The Administrative Agent and the Lenders shall be entitled to rely exclusively on the Borrowing Agent’s authority so to act in each instance without inquiry or investigation, and each of the Borrowers hereby agrees to indemnify and hold harmless the Administrative Agent, the Lenders, the Issuing Lenders and the Swing Loan Lender for any losses, costs, delays, errors, claims, penalties or charges arising from or out of the Borrowing Agent’s actions pursuant to this Section 2.12 and the Administrative Agent’s, the Lenders’, the Issuing Lenders’ and the Swing Loan Lender’s reliance thereon and hereon, subject to any applicable exception expressly set forth in Section 11.3.2 [Indemnification by the Borrowers]. Notice from the Borrowing Agent shall be deemed to be notice from all of the Borrowers and notice to the Borrowing Agent shall be deemed to be notice to all of the Borrowers.
(ii)The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. The obligations of the Borrowers hereunder shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by any Lender, the Administrative Agent, or any Borrower or any other obligor on any of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Borrower or would otherwise operate as a discharge of any Borrower as a matter of law or equity. Each of the Borrowers agrees that the Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents. Without limiting the generality of the foregoing, each Borrower hereby consents to, at any time and from time to time, and the joint and several obligations of each Borrower hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:
(A)Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Obligations and regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent or the Lenders or any other Person with respect thereto;
(B)Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of, the Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or
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in any other term of, any of the Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Obligations;
(C)Any failure to assert any breach of or default under any Loan Document or any of the Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Borrower or any other Person under or in connection with any Loan Document or any of the Obligations; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Obligations, if any) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Obligations entitled to the benefits of this Agreement, or if any collections are applied to Obligations, any application to particular Obligations;
(D)Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or any Lender, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or any Lender, or any of them, or any other Person in respect of, any direct or indirect security for any of the Obligations. As used in this Agreement, “direct or indirect security” for the Obligations, and similar phrases, includes any collateral security (if any), guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Obligations, made by or on behalf of any Person;
(E)Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Borrower or any other Person; or any action taken or election made by the Administrative Agent or the Lenders, or any of them (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), any Borrower or any other Person in connection with any such proceeding;
(F)Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Borrower or any other Person with respect to any Loan Document or any of the Obligations; or any discharge by operation of law or release of any Borrower or any other Person from the performance or observance of any Loan Document or any of the Obligations; or
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(G)Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Borrower, as a guarantor or a surety of the Obligations, excepting only Payment in Full.
(iii)Each of the Borrowers hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in this Section 2.12. Without limitation and to the fullest extent permitted by applicable law, each Borrower waives each of the following:
(A)Except as otherwise required under this Agreement or the other Loan Documents, all notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Borrower, including the following: any notice of any event or circumstance described in this Section 2.12; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Obligations; any notice of the incurrence of any Obligation; any notice of any default or any failure on the part of any Borrower or any other Person to comply with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of any Borrower or any other Person;
(B)Any right to any marshalling of assets; any right to the filing of any claim against any Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding in respect of the Obligations, or to the exercise against any Borrower or any other Person any other right or remedy under or in connection with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations; any requirement of promptness or diligence on the part of the Administrative Agent, the Issuing Lenders or the Lenders, or any of them, or any other Person, in each case, until Payment in Full; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations (if any); any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that any Borrower or any other Person receive notice of any such acceptance;
(C)Any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent, the Issuing Lenders or the Lenders, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security (if any) for any of the Obligations), which results in denial or impairment of the right of the Administrative Agent, the Issuing Lenders or the Lenders, or any of them, to seek a deficiency against any Borrower or any other Person or which otherwise discharges or impairs any of the Obligations; and
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(D)Any and all defenses it may now or hereafter have based on principles of suretyship or the like.
(iv)All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of any Obligation by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearances granted by the Administrative Agent, any Issuing Lender or any Lender to any Borrower, failure of the Administrative Agent, any Issuing Lender or any Lender to give any Borrower notice of borrowing or any other notice, any failure of the Administrative Agent, any Issuing Lender or any Lender to pursue or preserve its rights against any Borrower or any other Person, the release by the Administrative Agent or any Lender of any collateral (if any) now or thereafter acquired from any Borrower or any other Person, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Administrative Agent, any Issuing Lender or any Lender to the other Borrowers or any other Person or any collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.
Section 2.13    ~~2.13~~Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrower’s property, arising from the existence or performance of this Agreement, until Payment in Full.
SECTION 3.~~SECTION 3.~~
INCREMENTAL FACILITIES
Section 3.1    ~~3.1~~Incremental Commitments.
(i)~~The~~ Following the First Amendment Effective Date, the Borrowers may by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) request, from time to time (a) the extension of one or more term loan commitments or one or more increases in any existing term loan commitments (any such new or increased term loan commitment, an “Incremental Term Commitment”) and (b) the extension of one or more new Revolving Credit Commitments or one or more increases in the existing Revolving Credit Commitments (any such new or increased Revolving Credit Commitment, an “Incremental Revolving Credit Commitment”), in an aggregate amount (with respect to both Incremental Term Commitments and Incremental Revolving Credit Commitments) not to exceed $~~125,000,000~~200,000,000. Each Incremental Commitment shall be in an aggregate amount not less than $5,000,000 and integral multiples thereof (or such lesser amount and/or multiples as may be agreed by the Borrowing Agent and the Administrative Agent). Each notice delivered pursuant to this Section 3.1 shall specify (I) the date (the “Increase Effective Date”) on which the Borrowers propose that the proposed Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date in which such notice is delivered to the Administrative Agent (unless otherwise consented to by the Administrative Agent in its discretion), (II) the total of the Incremental Commitments requested by the Borrowers and (III) the identity of the banks,
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financial institutions and other entities to whom the Borrowers propose that any portion of such Incremental Commitments be allocated and the amounts of such allocations, which banks, financial institutions or other entities may or may not be existing Lenders but who shall be Eligible Assignees. Any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment. Any proposed new Lender shall enter into a joinder or other agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (such additional Eligible Assignees becoming Lenders and any existing Lenders providing an Incremental Commitment, collectively, the “Incremental Lenders”).
(ii)Conditions. An Incremental Commitment shall become effective, as of the Increase Effective Date specified therefor; provided, that:
(a)each of the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] shall be satisfied;
(b)no Potential Default or Event of Default shall have occurred and be continuing or would result therefrom or from the borrowings to be made on such Increase Effective Date and the use of proceeds thereof;
(c)with respect to any Incremental Term Commitment only, the Borrowers shall be in compliance with the covenant set forth in Section 8.2.15 [Maximum Net Leverage Ratio] on a pro forma basis after giving effect to the establishment of such Incremental Term Commitment, the incurrence of Indebtedness thereunder and any substantially concurrent use of the proceeds thereof, as if incurred on the last day of the last fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements];
(d)the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with such Incremental Commitment, including a certificate dated the Increase Effective Date and executed by an Authorized Officer of the Borrowing Agent certifying that all the requirements set forth in this clause (ii) have been satisfied and including (if applicable) reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (c) immediately above; and
(e)the Administrative Agent and, with respect to any Incremental Revolving Credit Commitment, the Issuing Lenders and the Swing Loan Lender shall have consented to any Lenders providing such Incremental Commitments (such consents not to be unreasonably withheld).
iii.Terms of New Loans and Commitments. The terms and conditions of Loans made pursuant to any Incremental Commitment shall be identical to the terms and conditions of (a) with respect to an Incremental Revolving Credit Commitment, the existing Revolving Credit Loans, and (b) with respect to an Incremental Term Commitment, if applicable, any existing term loans (including in each case as to pricing and maturity but excluding any upfront fees, including upfront commitment, underwriting, syndication or other fees), and, with
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respect to Incremental Term Loans, other than amortization and (x) with respect to Incremental Revolving Credit Loans, shall be part of the same class of Loans and borrowings as the existing Revolving Credit Loans and (y) with respect to any Incremental Term Loans, unless otherwise determined by the Administrative Agent, shall be part of the same Class of Loans and borrowings as the existing term loans (if any). Subject to the foregoing, the terms and conditions of Loans made pursuant to any Incremental Term Commitment shall be as agreed upon by the Borrowers, the Incremental Lenders making such Incremental Term Commitments, and the Administrative Agent.
iv.Adjustment of Revolving Credit Loans. In the case of any Incremental Revolving Credit Commitments, on the Increase Effective Date, the Borrowers shall repay all Revolving Credit Loans (together with any amounts due under Section 5.10 [Indemnity] as a result of such payment) of each of the Lenders having a Revolving Credit Commitment prior to the Increase Effective Date (the “Pre-Increase Revolving Credit Lenders”) and reborrow a like amount of Revolving Credit Loans from the Lenders (including any new Lender providing an Incremental Revolving Credit Commitment), according to their new Ratable Shares after giving effect to such Incremental Revolving Credit Commitments. The Administrative Agent may, to the extent the Administrative Agent considers it practicable, net payments to and borrowings from the same Lender. In addition, on the Increase Effective Date for any Incremental Revolving Credit Commitment, each of the Pre-Increase Revolving Credit Lenders shall automatically and without any further action by any party be deemed to have assigned to the Lenders which are acquiring Incremental Revolving Credit Commitments on the Increase Effective Date (the “Post-Increase Revolving Credit Lenders”), and the Post-Increase Revolving Credit Lenders will automatically and without any further action by any party be deemed to have assumed and purchased from the Pre-Increase Revolving Credit Lenders, such participation interests in the Letter of Credit Obligations outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such deemed assignments and assumptions, the Letter of Credit Obligations shall be held by each Pre-Increase Revolving Credit Lender and each Post-Increase Revolving Credit Lender ratably in accordance with its Ratable Share after giving effect to the Incremental Revolving Credit Commitments.
v.Making of New Term Loans. On any Increase Effective Date on which Incremental Term Commitments become effective, subject to the satisfaction of the foregoing terms and conditions, each Lender providing an Incremental Term Commitment shall make an Incremental Term Loan to the Borrowers in an amount equal to its Incremental Term Commitment.
vi.Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably in right of payment from the guarantees and security interests created under the Loan Documents.
vii.Amendment to Loan Documents - Incremental Facilities. The Borrowers and the Administrative Agent may, without the consent of any other Lender, enter into an amendment to any Loan Document (an “Incremental Facility Amendment”) to
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appropriately include any credit commitments or extensions contemplated by this Section 3.1, including to provide that any Incremental Loans shall share in the optional and mandatory prepayments and commitment reductions on the same basis as the then outstanding Loans of an applicable Class and for the amortization of any Incremental Term Loans. Each Incremental Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Borrowing Agent (an “Accession Agreement”), together with a processing and recordation fee of $3,500 and on the Increase Effective Date, Schedule 1.1(B) shall be deemed to have been amended to reflect the Incremental Commitments of such Incremental Lender as provided in such Accession Agreement.
SECTION 4.~~SECTION 4.~~
INTEREST RATES
Section 4.1    ~~4.1~~ Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by them from the Base Rate Option or ~~LIBOR~~Term SOFR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the ~~LIBOR~~Term SOFR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the ~~LIBOR~~Term SOFR Rate Option shall be converted immediately to the Base Rate Option, subject in all cases to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
4.1.1    Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i)Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)Revolving Credit ~~LIBOR~~Term SOFR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the
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~~LIBOR~~Term SOFR Rate as determined for each applicable Interest Period plus the SOFR Adjustment plus the Applicable Margin.
Subject to Section 4.3 [Interest After Default], interest on each Swing Loan shall be payable at a rate per annum equal to ~~the~~ Daily ~~LIBOR Rate~~Simple SOFR plus the SOFR Adjustment plus the Applicable Margin for ~~LIBOR~~Term SOFR Rate Loans.
4.1.2    Rate Quotations. The Borrowers may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
4.1.3    Conforming Changes Relating to Term SOFR Rate. With respect to the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrowing Agent and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
Section 4.2    ~~4.2~~ Interest Periods. At any time when the Borrowers shall select, convert to or renew a ~~LIBOR~~Term SOFR Rate Option, the Borrowing Agent shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such ~~LIBOR~~Term SOFR Rate Option by delivering a Loan Request to the Administrative Agent. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a ~~LIBOR~~Term SOFR Rate Option:
4.2.1    Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the ~~LIBOR~~Term SOFR Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests]; and
4.2.2    Renewals. In the case of the renewal of a ~~LIBOR~~Term SOFR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
Section 4.3    ~~4.3~~ Interest After Default.
4.3.1    Interest Rate. To the extent permitted by Law, if any principal of or interest on any Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% per annum plus the rate otherwise applicable to such Loan as provided in Section 4.1.1 [Revolving Credit Interest Rate Options; Etc.] or 2.6.6 [Swing Loans Under Cash Management Agreement], as the case may be. In addition, at any time that an Event of Default shall have occurred and be continuing, at the discretion of the Administrative Agent or at the
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written request of the Required Lenders and whether or not any principal or interest of any Loan has not been paid when due, all Loans shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% per annum plus the rate otherwise applicable to such Loans as provided in Section 4.1.1 [Revolving Credit Interest Rate Options; Etc.] or 2.6.6 [Swing Loans Under Cash Management Agreement], as the case may be (after as well as before judgment). For the sake of clarity, during the existence of an Event of Default specified under Section 9.1.12 [Relief Proceedings], any principal of or interest on any Loan shall automatically bear interest, after as well as before judgment, at a rate per annum equal to 2.0% per annum plus the rate otherwise applicable to such Loan as provided in Section 4.1.1 [Revolving Credit Interest Rate Options; Etc.] or ~~Section~~ 2.6.6 [Swing Loans Under Cash Management Agreement], as the case may be.
4.3.2    Letter of Credit Fees and Other Obligations. To the extent permitted by Law, at any time that an Event of Default shall have occurred and be continuing, at the discretion of the Administrative Agent or at the written request of the Required Lenders to the Administrative Agent, (i) the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum and (ii) each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full (after as well as before judgment). For the sake of clarity, during the existence of an Event of Default specified under Section 9.1.12 [Relief Proceedings], the Letter of Credit Fees otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] and each other Obligation hereunder if not paid when due shall automatically bear interest at the rate per annum specified in clause (i) or (ii) (as applicable) in the immediately preceding sentence.
4.3.3    Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrowers upon demand by Administrative Agent.
Section 4.4    ~~4.4 LIBOR~~Term SOFR Rate Unascertainable; ~~Illegality~~ Increased Costs; Illegality; ~~Deposits Not Available~~Benchmark Replacement Setting.
4.4.1    Unascertainable; Increased Costs. If, on or prior to the first day of an Interest Period:
(i)~~If on any date on which a LIBOR Rate would otherwise be determined,~~ the Administrative Agent shall have determined ~~that adequate and reasonable means do not exist for ascertaining such LIBOR Rate~~ (which determination shall be conclusive and binding absent manifest error) that (x) the Term SOFR Rate cannot be determined pursuant to the definition thereof; or (y) a fundamental change has occurred with respect to the Term SOFR Rate (including, without limitation, changes in national or international financial, political or economic conditions), or
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(ii)~~a contingency has occurred which materially and adversely affects the London interback eurodollar market relating to the LIBOR Rate~~the Required Lenders determine that for any reason in connection with any request for a Term SOFR Rate Loan or a conversion thereto or a continuation thereof that the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent and such Lender shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
4.4.2    Illegality~~; Increased Costs; Deposits Not Available~~. If at any time any Lender shall have determined, or any Official Body shall have asserted, that~~: (i)~~ the making, maintenance or funding of any Term SOFR Rate Loan ~~to which a LIBOR~~, or the determination or charging of interest rates based on the Term SOFR Rate ~~Option Applies~~, has been made ~~impractical~~impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), ~~or~~
~~(ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or~~

~~(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market,~~ then the Administrative Agent and such Lender shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights]:

4.4.3    Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable; Increased Costs] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowing Agent thereof, and in the case of an event specified in Section 4.4.2 [Illegality; ~~Increased Costs; Deposits Not Available~~] above, such Lender or Lenders shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowing Agent. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (~~A~~i) the Lenders, in the case of such notice given by the Administrative Agent, or (~~B~~ii) such Lender ~~or Lendors~~, in the case of such notice given by such Lender or Lenders, to allow the Borrowers to select, convert to or renew a ~~LIBOR~~ Term SOFR Rate ~~Option~~ Loan shall be suspended (to the extent of the affected Term SOFR Rate Loan or Interest Periods) until the Administrative Agent shall have later notified the Borrowing Agent, or such Lender or Lenders shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s or Lenders’, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable; Increased
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Costs] and the Borrowers have previously notified the Administrative Agent of their selection of, conversion to or renewal of a ~~LIBOR~~ Term SOFR Rate Option and such ~~Interest~~ Term SOFR Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender or Lenders notify the Administrative Agent of a determination under Section 4.4.2 [Illegality~~; Increased Costs; Deposits Not Available~~], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of such Lender or Lenders to which a ~~LIBOR~~ Term SOFR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
4.4.4    Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowing Agent and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming
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Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowing Agent of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrowing Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a Loan bearing interest based on the Term SOFR Rate, conversion to or continuation of Loans bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vi)Definitions. As used in this Section:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof)
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that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.
“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment;
(2)    the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;
provided that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark
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Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for
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such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.4.4 titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.4.4 titled “Benchmark Replacement Setting.”
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
Section 4.5 ~~4.5~~     Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the ~~LIBOR~~ Term SOFR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall
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be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period. If the Borrowers provide any Loan Request related to a Loan at the Term SOFR Rate Option but fail to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.
~~4.6 Successor LIBOR Rate Index~~
~~.~~
~~(i) If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (x) the circumstances set forth in Section 4.4.1 [Unascertainable] have arisen and are unlikely to be temporary, or (y) the circumstances set forth in Section 4.4.1 [Unascertainable] have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or an Official Body having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrowing Agent) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.~~

~~(ii) The Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 11.1 [Modification, Amendments or Waivers]), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th ) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th ) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.~~

~~(iii) Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.~~

~~(iv) Until an amendment reflecting a new replacement index in accordance with this Section 4.6 is effective, each advance, conversion and renewal of a Loan under the LIBOR Rate~~
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~~Option will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans as to which the LIBOR Rate Option would otherwise apply shall automatically be converted to the Base Rate Option until such time as an amendment reflecting a replacement index and related matters as described above is implemented.~~

~~(v) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.~~

SECTION 5. ~~SECTION 5.~~
PAYMENTS
Section 5.1 ~~5.1~~     Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.
Section 5.2 ~~5.2~~     Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lenders’ fronting fees) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [~~LIBOR~~ Term SOFR Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or Section 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the
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Borrowers with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].
Section 5.3 ~~5.3~~     Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
Section 5.4 ~~5.4~~     Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowing Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the
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Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 5.5 ~~5.5~~     Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the ~~LIBOR~~ Term SOFR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) ~~Months~~ months, also ~~on~~ at the ~~90th day~~ end of each three month period during such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Revolving Credit Expiration Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.
Section 5.6 ~~5.6~~     Voluntary Prepayments.
5.6.1    Right to Prepay. The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, the Borrowing Agent shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans that bear interest at the Base Rate Option and at least three (3) Business Days in the case of Loans bearing interest at the Term SOFR Rate Option, or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:
(w)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(x)    a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;
(y)    a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the ~~LIBOR~~ Term SOFR Rate Option applies; and
(z)    the total principal amount of such prepayment, which shall not be less than the lesser of (i) the outstanding principal amount of the Revolving Credit Loans and Swing Loans outstanding and (ii) $100,000 for any Swing Loan or $500,000 for any Revolving Credit Loan.
All prepayment notices shall be irrevocable; provided that a notice of prepayment delivered by the Borrowers in conjunction with a notice of termination of the Revolving Credit Commitments in full delivered pursuant to Section 2.4 [Termination, Reduction or Increase of Revolving Credit Commitments] and payment of all of the Loans then outstanding may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrowers (by notice to the
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Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied, first to the Revolving Credit Loans to which the Base Rate Option applies, then to Revolving Credit Loans to which the ~~LIBOR~~ Term SOFR Rate Option applies in the direct order of maturity and then to Swing Loans. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity].
5.6.2    Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [~~LIBOR~~ Term SOFR Rate Unascertainable; Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections Section 5.8 [Increased Costs] or Section 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
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5.6.3    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrowers are or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment
Section 5.7 ~~5.7~~     Reserved.
Section 5.8 ~~5.8~~        Increased Costs.
5.8.1    Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the ~~LIBOR~~ Term SOFR Rate) or any Issuing Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender, any Issuing Lender or the ~~London~~ relevant interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Lender or other Recipient, the Borrowers will pay to such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
5.8.2    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending
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office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
5.8.3    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrowing Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
5.8.4    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrowing Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 5.9 ~~5.9~~     Taxes.
5.9.1    Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lenders and the term “applicable Law” includes FATCA.
5.9.2    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with
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applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
5.9.3    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
5.9.4    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
5.9.5    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].
5.9.6    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
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5.9.7    Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowing Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowing Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowing Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent as will enable the Borrowing Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower,
(A)any Lender that is a U.S. Person shall deliver to the Borrowing Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed originals of IRS Form W-8ECI;
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(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-BEN-E; or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowing Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowing Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowing Agent or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowing Agent and the Administrative Agent in writing of its legal inability to do so.
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5.9.8    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds], in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
5.9.9    Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
Section 5.10 ~~5.10~~    Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding loss of margin) which such Lender sustains or incurs as a consequence of any:
(i)payment, prepayment, conversion or renewal of any Loan to which a ~~LIBOR~~ Term SOFR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or
(ii)attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or
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(iii)assignment of such Lender’s Loans to which a ~~LIBOR~~ Term SOFR Rate Option applies pursuant to Section 5.6.2 [Replacement of a Lender] on a day other than the last day of the Interest Period therefor.
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowing Agent of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender thirty (30) days after such notice is given.
Section 5.11 ~~5.11~~    Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitment] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent may also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment].
SECTION 6. ~~SECTION 6.~~
REPRESENTATIONS AND WARRANTIES
Section 6.1 ~~6.1~~     Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
6.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts, (iii) is duly licensed or qualified and in good standing in all jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except, with respect to this clause (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Change, (iv) has full power to enter into, execute and deliver this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations
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under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently doing business except where the failure to do so could not reasonably be expected to constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all material properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. Each state and jurisdiction in which any Loan Party is as of the ~~Closing~~ First Amendment Date organized or qualified to conduct business under applicable law is listed on Schedule 6.1.1. No Event of Default or Potential Default exists or is continuing.
6.1.2    Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states, as of the ~~Closing~~ First Amendment Effective Date, the name of each of the Parent’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”). The Parent and each Subsidiary of the Parent has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
6.1.3    Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (including laws or judicial decisions limiting the right to specific performance).
6.1.4    No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default
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under any such material agreement (referred to above), except to the extent that any such default could not reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents other than those which have been obtained.
6.1.5    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate could reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.
6.1.6    Financial Statements.
(i)Historical Statements. The Loan Parties have delivered to the Administrative Agent copies of the Parent’s audited consolidated year-end financial statements for and as of the end of the two (2) fiscal years ended December 31, ~~2016~~ 2020 and December 31, ~~2017~~ 2021. In addition, the Loan Parties have delivered to the Administrative Agent copies of the unaudited consolidated interim financial statements of the Parent for the fiscal year to date and as of the end of the fiscal quarter ended September 30, ~~2018~~ 2022 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Parent’s management, fairly represent, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments and the absence of footnotes.
(ii)Accuracy of Financial Statements. As of the respective dates of the Statements, no Loan Party nor any Subsidiary of any Loan Party has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto to the extent required to be disclosed in accordance with GAAP, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party or any Subsidiary of any Loan Party which could reasonably be expected to cause a Material Adverse Change. Since December 31, ~~2017~~ 2021, no Material Adverse Change has occurred.

6.1.7    Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds
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of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
6.1.8    Full Disclosure.    Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, in light of the circumstances under which they were made, not misleading as of the date given (it being recognized by the Administrative Agent and the Lenders that any budgets and projections provided by the Loan Parties are based on good faith estimates and assumptions believed by the Loan Parties to be reasonable as of the date of the applicable budgets or projections and that such budgets and projections are subject to uncertainties and contingencies which may be beyond the control of the Loan Parties and that actual results during the period or periods covered by any such budgets and projections may materially differ from projected results). As of the ~~Closing~~ First Amendment Effective Date, there is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition or results of operations of the Loan Parties and/or the Loan Parties and their Subsidiaries, in each case taken as a whole, which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at ~~the date hereof~~ First Amendment Effective Date in connection with the transactions contemplated hereby.
6.1.9    Taxes.    All United States federal tax returns and all material state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
6.1.10    Patents, Trademarks, Copyrights, Licenses, Etc.    Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others which could reasonably be expected to result in a material liability to any Loan Party or Subsidiary thereof or result in a Material Adverse Change.
6.1.11    Reserved.
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6.1.12    Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.
6.1.13    ERISA Compliance.
(i)Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws except for any noncompliance which could not, individually or in the aggregate, be reasonably expected to result in a liability to the Parent and its Subsidiaries in excess of $1,000,000 in the aggregate. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.
(ii)There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Official Body, with respect to any Pension Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.
(iii)(ii) (a) No ERISA Event has occurred or is reasonably expected to occur that individually or in the aggregate could reasonably be expected to result in a liability to the Parent and its Subsidiaries in excess of $1,000,000 in the aggregate when combined with any then existing liabilities related to any other ERISA Event; (b) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code) in an amount in excess of $1,000,000 in the aggregate; (c) neither any Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability in excess of $1,000,000 in the aggregate under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (d) neither any Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability in excess of $1,000,000 in the aggregate (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (e) neither any Borrower nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in
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reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; ~~and~~ (f) neither any Borrower nor any member of the ERISA Group has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; and (g) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.
6.1.14    Environmental Matters.    Each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws, except (i) as disclosed on Schedule 6.1.14, provided that such matters so disclosed could not in the aggregate reasonably be expected to result in a Material Adverse Change and (ii) for such non-scheduled noncompliance that could not reasonably be expected to result in a Material Adverse Change.
6.1.15    Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, the Loan Parties (on a consolidated basis) are Solvent.
6.1.16    Sanctions and other Anti-Terrorism Laws. ~~(i)~~ No Covered Entity, nor any officers or directors acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person~~, and~~; or (ii) ~~no Covered Entity, either in its own right directly,~~ or indirectly through any third party, ~~(a) has~~ is engaged in any ~~of its assets in a Sanctioned Country or in the possession, custody or control~~ transactions or other dealings with or for the benefit of ~~a~~ any Sanctioned Person ~~in violation of any Anti-Terrorism Law, (b) does business~~ or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws. To the knowledge of any Loan Party, no employees, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in ~~or~~ connection with, ~~or derives any of its income from investmests in or transactions with,~~ this Agreement: (i) is a Sanctioned Person; or (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned ~~Country~~ Person or Sanctioned ~~Person in violation of~~ Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism ~~Law; or~~ Laws. No collateral (~~c~~ if any) ~~engages in any dealings or transactions prohibited by any Anti-Terrorism Laws~~ is Embargoed Property.
6.1.17    Anti-Corruption Laws.    Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.
6.1.18    ~~6.1.17~~ Certificate of Beneficial Ownership.    Each Certificate of Beneficial Ownership (if any) executed and delivered to the Administrative Agent and Lenders for each Borrower on or prior to the ~~Closing~~ First Amendment Effective Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the ~~Closing~~ First Amendment Effective Date and as of the date any such update is delivered. Each Loan Party acknowledges and agrees that each Certificate of Beneficial Ownership (if any) is one of the Loan Documents.
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Section 6.2 ~~6.2~~     Updates to Schedules.     Should any of the information or disclosures provided on any of the Schedules attached hereto become incorrect in any material respect, the Borrowers shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions to such Schedule; provided however, that the Borrowers may revise Schedules 6.1.1 and 6.1.2 without any Lender approval in connection with any transaction permitted under Sections 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], 8.2.7 [Dispositions of Assets or Subsidiaries] and 8.2.9 [Subsidiaries, Partnerships and Joint Ventures].
SECTION 7. ~~SECTION 7.~~
CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of each Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
Section 7.1 ~~7.1~~     First Loans and Letters of Credit.
7.1.1 Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
(i)A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects (or in all respects with regard to representations and warranties qualified by materiality), (x) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Parent delivered to the Administrative Agent;
(ii)A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;
(iii)This Agreement and each of the other Loan Documents signed by an Authorized Officer of each Loan Party party thereto;
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(iv)A written opinion of counsel for the Loan Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and its counsel;
(v)Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect;
(vi)A duly completed Compliance Certificate as of the last day of the fiscal quarter of the Parent most recently ended prior to the Closing Date for which financial statements are available, signed by an Authorized Officer of the Parent, demonstrating compliance with the financial covenants herein;
(vii)Quarterly financial statements for the most recently completed fiscal quarter of the Parent for which such statements are available (and if the financial statements for the fiscal quarter ending September 30, 2018 are not available, financial statements for the month ending August 31, 2018), all in reasonable detail and certified by an Authorized Officer of the Parent;
(viii)Reserved;
(ix)All material consents, regulatory approvals and licenses required to effectuate, and confirmation of an absence of any legal or regulatory prohibition with respect to, the transactions contemplated hereby;
(x)Evidence that each of the Credit Facilities described on Schedule 7.1.1(x) has been terminated, and all outstanding obligations thereunder have been paid and all Liens (if any) securing such obligations have been released;
(xi)Such Uniform Commercial Code and tax searches as shall be requested by the Administrative Agent, with results reasonably acceptable to the Administrative Agent;
(xii)To the extent required under applicable law, an executed Certificate of Beneficial Ownership for each Borrower, in form and substance acceptable to the Administrative Agent and each Lender, and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(xiii)Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.
7.1.2 Payment of Fees. The Borrowers shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.
Section 7.2 ~~7.2~~     Each Loan or Letter of Credit.    At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the
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proposed extensions of credit: (i) the representations and warranties of the Loan Parties shall then be true and correct (a) in the case of representations and warranties qualified by materiality, in all respects and (b) otherwise, in all material respects, in each case on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, and (iv) the Borrowers shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the applicable Issuing Lender (with a copy to the Administrative Agent) an application for a Letter of Credit, as the case may be.
SECTION 8. ~~SECTION 8.~~
COVENANTS
The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:
Section 8.1 ~~8.1~~     Affirmative Covenants.
8.1.1    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing (i) in its jurisdiction of incorporation or organization and (ii) in each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (a) as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] or (b) in the case of clause (ii) only, where failure to maintain any such license, qualification or good standing in any jurisdiction could not reasonably be expected to result in a Material Adverse Change.
8.1.2    Payment of Liabilities, Including Taxes, Etc.     Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, except where such liabilities are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities could reasonably be expected to result in a Material Adverse Change; provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien that may have attached to any material property owned by a Loan Party as security therefor. Each Loan Party shall, and shall cause each of its Subsidiaries to duly pay and discharge all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted
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and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
8.1.3    Maintenance of Insurance.    Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Parent in good faith.
8.1.4    Maintenance of Properties and Leases.    Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.
8.1.5    Visitation Rights.    Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect during normal business hours (or at any time while a Potential Default or Event of Default exists) any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrowing Agent and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct a visit or inspection of any Loan Party, such Lender shall make a reasonable effort to conduct such visit or inspection contemporaneously with any visit or inspection to be performed by the Administrative Agent.
8.1.6    Keeping of Records and Books of Account.    Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable each Loan Party and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Loan Parties or any Subsidiary of a Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
8.1.7    Compliance with Laws; Use of Proceeds.    Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate could reasonably be expected to constitute a Material Adverse Change. The Loan Parties will use the
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Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds – Revolving Credit Facility] and as permitted by applicable Law.
8.1.8    Reserved.
8.1.9    Sanctions and other Anti-Terrorism Laws; ~~International Trade Law Compliance;~~ Anti-Corruption Laws.
~~(i) No Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws, and (v) the Borrowers shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event~~

(a)    The Loan Parties covenant and agree that (i) they shall immediately notify the Administrative Agent, the Collateral Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; and (ii) if, at any time, any collateral (if any) becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrative Agent and each of the Lenders, upon request by the Administrative Agent or any of the Lenders, the Loan Parties shall provide substitute collateral acceptable to the Lenders that is not Embargoed Property.
(b) Each Covered Entity shall conduct their business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws.
8.1.10    Keepwell.    Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (i) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (ii) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.10, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.1.10 shall remain in full force and effect until Payment in Full. Each Qualified ECP Loan Party intends that this Section 8.1.10 constitute, and this Section 8.1.10 shall be deemed to constitute, a guarantee of the obligations of, and a
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“keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
8.1.11    Deposit Accounts. Establish and thereafter maintain each Loan Party’s and their Subsidiaries’ principal deposit accounts with PNC. Each Loan Party and their Subsidiaries may establish and maintain other deposit accounts and/or banking relationships with the Lenders.
8.1.12    Joinder of Subsidiaries.    With respect to any Subsidiary acquired or formed after the Closing Date, the Loan Parties agree, and agree to cause such Subsidiary to do the following within thirty (30) days (or such longer period as the Administrative Agent may agree) after such Person becomes a Subsidiary: (i) execute and deliver to the Administrative Agent such amendments or joinders to this Agreement and, as applicable, the other Loan Documents, (ii) cause such Subsidiary to become a party to this Agreement and, as applicable, the other Loan Documents as a Borrower or Guarantor (as reasonably determined by the Administrative Agent in consultation with the Borrowing Agent), and (iii) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents, including such items as are consistent with Section 7.1 [First Loans and Letters of Credit].
8.1.13    Subordination of Intercompany Loans.    Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.
8.1.14    Certificate of Beneficial Ownership and Other Additional Information. Promptly after the Parent constitutes a “legal entity customer” (as defined in the Beneficial Ownership Regulation), provide a Certificate of Beneficial Ownership for each Borrower and provide to the Administrative Agent and the Lenders: (i) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (ii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.
Section 8.2 ~~8.2~~     Negative Covenants.
8.2.1    Indebtedness.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(i)Indebtedness under the Loan Documents;
(ii)Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof (other than
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by the amount of any original issue discount, any premiums and accrued and unpaid interest with respect to the Indebtedness being extended, renewed, refinanced or replaced and reasonable fees and expenses relating to such extension, renewal or replacement financing); or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1);
(iii)Indebtedness incurred with respect to Purchase Money Security Interests (including Capital Leases);
(iv)Indebtedness of a Loan Party to another Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;
(v)Indebtedness in respect of Guarantees permitted under Section 8.2.3 [Guaranties];
(vi)Indebtedness under any (a) Lender Provided Interest Rate Hedge, or (b) other Interest Rate Hedge with a financial institution reasonably acceptable to the Administrative Agent; provided however, the Loan Parties and their Subsidiaries shall enter into an Interest Rate Hedge only for hedging (rather than speculative) purposes and the documentation for any Interest Rate Hedge shall conform to ISDA standards;
(vii)unsecured Indebtedness in the form of seller financing incurred in connection with any Permitted Acquisitions (including seller notes) but which, for the avoidance of doubt, does not include payments in Equity Interests in the Parent, in an aggregate amount not to exceed $25,000,000 at any time outstanding and unsecured earn-out and other contingent payment obligations in connection with any Permitted Acquisition in an aggregate amount not to exceed $10,000,000 in the good faith estimation of the Borrowing Agent;
(viii)Indebtedness owing to any depository bank in respect of overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;
(ix)Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;
(x)Indebtedness with respect to surety bonds, performance bonds, appeal bonds, bid bonds, completion guarantees and other obligations of a like nature incurred by the Parent or any Subsidiary in the ordinary course of business;
(xi)Indebtedness of the Parent to HCSG Insurance in an aggregate principal amount not to exceed $30,000,000 outstanding at any time; and
(xii)unsecured Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, the proceeds of which are to be used for a Loan Party’s and its Subsidiaries’ general corporate purposes.
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8.2.2    Liens; Lien Covenants.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
8.2.3    Guaranties.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties permitted hereunder (other than, in respect of Indebtedness under clause (ii) of Section 8.2.1 [Indebtedness], if such Indebtedness was not guaranteed on the ~~Closing~~ First Amendment Effective Date), (ii) Guaranties guaranteeing the performance by a member of the Group under any contract entered into in the ordinary course of business, (iii) indemnifications entered into in the ordinary course of business, and (iv) insurance products provided by HCSG Insurance in the ordinary course of its business.
8.2.4    Loans and Investments.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person (each an “Investment”), or agree, become or remain liable to do any of the foregoing, except:
(i)trade credit extended in the ordinary course of the Loan Parties’ businesses, including trade credit converted to notes or other forms of Indebtedness in the ordinary course of business;
(ii)advances to employees to meet expenses incurred by such employees in the ordinary course of business;
(iii)Permitted Acquisitions (including any related Investments to or in any Loan Party or in any other Subsidiary that is required to become a Loan Party within the time required pursuant to Section 8.1.12 [Joinder of Subsidiaries], in each case in connection with a Permitted Acquisition) and Permitted Investments;
(iv)Investments in other Loan Parties;
(v)Investments existing on the ~~Closing~~ First Amendment Effective Date listed on Schedule 8.2.4 hereto (but not any additions thereto, including any capital contributions, made after the ~~Closing~~ First Amendment Effective Date);
(vi)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
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(vii)endorsements of negotiable instruments for deposit or collection in the ordinary course of business;
(viii)loans or advances to officers and employees of the Loan Parties or any Subsidiary; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $200,000;
(ix)Guaranties permitted by Section 8.2.3 [Guaranties];
(x)Investments consisting of Interest Rate Hedges permitted under Section 8.2.1(vi) [Indebtedness];
(xi)Investments in the Equity Interest of the Parent which is held by the Parent as treasury stock;
(xii)Investments by the Parent in HCSG Insurance in amounts necessary to satisfy regulatory requirements and Investments by HCSG Insurance in debt securities issued by States, cities, counties and other governmental authorities, in each case, located in the United States of America, substantially consistent with the past practices of HCSG Insurance as of the First Amendment Effective Date; and
(xiii)other Investments not otherwise provided in clauses (i) through (xii) above in an aggregate amount not to exceed $10,000,000 outstanding at any time (after giving effect to any repayment of a loan or advance, or any return of capital or payment of dividends or other distributions on investments).
8.2.5    Dividends and Related Distributions.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any Distribution except:
(i)Distributions payable to the Parent or any of its wholly-owned Subsidiaries;
(ii)the Parent may declare and make dividend payments or other distributions payable solely in the common stock of the Parent (including in connection with any stock split, combination or reclassification of common stock); and
(iii)other Distributions made by the Parent to its shareholders, provided that (a) no Event of Default or Potential Defaults exists at the time of declaration of such Distribution and (b) after giving effect to such Distribution (and any loans borrowed to make such Distribution) on a pro forma basis as if made (or incurred) on the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements], 8.3.2 [Annual Financial Statements] or 6.1.6 [Historical Statements], (A) no Event of Default or Potential Default shall have occurred or be continuing or would result therefrom and (B) the Net Leverage Ratio shall not exceed 3.25 to 1.00.
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8.2.6    Liquidations, Mergers, Consolidations, Acquisitions.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or make any Acquisition; provided:
(i)that any Loan Party may consolidate or merge into a Loan Party, provided that if any such consolidation or merger involves (x) a Borrower, a Borrower shall survive such merger or consolidation and (y) the Parent, the Parent shall survive such merger or consolidation;
(ii)any Loan Party or Subsidiary may make an Acquisition (each a “Permitted Acquisition”), provided that each of the following requirements is met:
A.in the case of any purchase or other acquisition of Equity Interests in a Person, such Person will either (x) be merged or consolidated into a Group member with such Group member being the surviving entity or (y) be a wholly-owned Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person) or in the case of any purchase or other acquisition of other assets, such assets will be owned by a Group member;
B.the Loan Parties shall, and shall cause each Subsidiary created in connection with such Acquisition to, comply with Section 8.1.12 [Joinder of Subsidiaries] and Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] on or before the thirtieth (30th) day after the date of such Permitted Acquisition (or, if the Administrative Agent consents, such later period as shall be agreed by the Administrative Agent);
C.the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and such Permitted Acquisition was not preceded by or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Parent or any Subsidiary;
D.the business acquired, or the business conducted by the Person whose Equity Interests are being acquired, as applicable, shall not result in a breach of Section 8.2.10 [Continuation of or Change in Business];
E.no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;
F.if such Acquisition is a Material Acquisition, the Borrowers shall demonstrate that the Loan Parties shall have, after giving effect to such Permitted Acquisition and any Indebtedness of the Parent and its Subsidiaries associated therewith (I) Liquidity of not less than Twenty Five Million Dollars ($25,000,000) as of the date of such Acquisition and (II) a pro forma Net Leverage Ratio that is not greater than the Net Leverage Ratio then required under Section 8.2.15 [Maximum Net Leverage Ratio] (provided that, in the case of any Step-Up Acquisition for which the Loan Parties have notified the Administrative Agent in writing of their exercise of the right under such Section to temporarily increase the maximum Net Leverage Ratio, the Net Leverage Ratio then required under Section 8.2.15
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[Maximum Net Leverage Ratio] shall be deemed for purposes of this clause (F) to give effect to such increase), in each case under this clause (F) after giving effect to such Permitted Acquisition (including giving effect to (x) in the computation of Consolidated EBITDA, the income statement items attributable to the property, line of business or the Person subject to such Permitted Acquisition, to the extent provided in the definition of Consolidated EBITDA, (y) the consolidated Indebtedness of any Subsidiary acquired in such Permitted Acquisition and (z) any Indebtedness assumed or incurred in connection with such Permitted Acquisition), calculated on the financial statements most recently delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements] and as though such acquisition had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of an Authorized Officer of the Borrowing Agent delivered to the Administrative Agent demonstrating such compliance; and
G.if such Acquisition is a Material Acquisition or the aggregate consideration for all Acquisitions from and after the ~~Closing~~ First Amendment Effective Date (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding any Earn-out Payments) and all other consideration payable in connection therewith including payment obligations in respect of noncompensation agreements or other arrangements representing acquisition consideration) which are not Material Acquisitions exceeds $30,000,000, the Borrowers shall deliver to the Administrative Agent at least five (5) Business Days before the consummation of such Permitted Acquisition (or such later date as the Administrative Agent may agree in its discretion) (I) all material financial information with respect to the Person or assets being acquired provided to the Loan Party or any Subsidiary thereof by the Person being acquired or the Person selling such assets, (II) copies of any material agreements entered into or proposed to be entered into by the Loan Parties or their Subsidiaries in connection with such Permitted Acquisition and (III) all other information related to such Permitted Acquisition as reasonably requested by the Administrative Agent.
8.2.7    Dispositions of Assets or Subsidiaries.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to Dispose, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Equity Interests of a Subsidiary of such Loan Party), except the following (which in each case, except in the case of paragraph (ii) below, is on arm’s-length terms):
(i)transactions involving the sale of inventory in the ordinary course of business;
(ii)any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;
(iii)any sale, transfer or lease of assets by any Loan Party or wholly owned Subsidiary of a Loan Party to a Loan Party;
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(iv)any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased;
(v)leases and subleases of real property and non-exclusive licenses of intellectual property, in each case, granted to third parties in the ordinary course of business and in the reasonable business judgment of such Loan Party or Subsidiary;
(vi)Dispositions of Permitted Investments disposed of by any member of the Group for cash or other Permitted Investments;
(vii)Dispositions arising from (a) a casualty or (b) a condemnation or other taking by an Official Body;
(viii)the abandonment or other Disposition of intellectual property that is, in the reasonable judgment of the Parent, no longer economically practical to maintain and not material to the conduct of the business of the Parent or its Subsidiaries, taken as a whole;
(ix)Dispositions of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;
(x)any Disposition, other than those specifically excepted pursuant to clauses (i) through (ix) above, which results in after-tax net proceeds in an amount not more than $5,000,000 in the aggregate with all other sales, transfers, licenses or leases permitted under this clause (x) occurring from and after the ~~Closing~~ First Amendment Effective Date.
8.2.8    Affiliate Transactions.     Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including HCSG Insurance) (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person, including HCSG Insurance), except (i) any transaction that is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law, provided, that the foregoing restriction shall not apply to (a) transactions between or among Loan Parties not involving any Subsidiary or other Affiliate of any Loan Party that is not a Loan Party, or (b) dividends, distributions or other payments permitted under Section 8.2.5 [Dividends and Related Distributions]; (ii) the payment of reasonable compensation, benefits, indemnification arrangements, and other amounts payable to officers and employees who are Affiliates in connection with their employment in the ordinary course of business and to directors who are Affiliates in connection with their services as directors in the ordinary course of business; and (iii) other employment and severance arrangements between the Parent or any Subsidiary and their respective officers and employees in the ordinary course of business and transactions pursuant to any executive management and/or employee stock plans, compensation plan, stock option plan or any other executive management or employee benefit plans or agreements.
8.2.9    Subsidiaries, Partnerships and Joint Ventures.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or
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indirectly any Subsidiaries other than (i) any Subsidiary which is a party to this Agreement as a Borrower or Guarantor on the Closing Date; (ii) HCSG Insurance; and (iii) any Subsidiary formed or acquired after the Closing Date which joins this Agreement as a Borrower or Guarantor by delivering to the Administrative Agent (I) a signed Borrower Joinder or a signed Guarantor Joinder, as applicable; and (II) documents in the forms described in Section 7.1.1 [First Loans and Letters of Credit] modified as appropriate within the time required pursuant to Section 8.1.12 [Joinder of Subsidiaries].
8.2.10    Continuation of or Change in Business.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than such businesses which are reasonably related to one or more lines of business conducted and operated by the Loan Parties and their Subsidiaries during the present fiscal year or are similar or incidental thereto.
8.2.11    Fiscal Year.    The Parent shall not, and shall not permit any Borrower or any Subsidiary to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.
8.2.12    Issuance of Equity Issuances.    Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its Equity Interests (including any options, warrants or other rights in respect thereof) provided that the Parent may issue additional shares of Equity Interests in the Parent so long as such issuance does not result in a Change of Control.
8.2.13    Changes in Organizational Documents.    Each of the Loan Parties shall not (a) amend its certificate of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner materially adverse to the Lenders or (b) change its official name or its jurisdiction of incorporation or organization, in each case without providing at least twenty (20) calendar days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent shall agree in its sole discretion).
8.2.14    Minimum Interest Coverage Ratio.    The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2018, for the four (4) fiscal quarters then ended, to be less than 3.00 to 1.00.
8.2.15    Maximum Net Leverage Ratio.    The Loan Parties shall not permit the Net Leverage Ratio, calculated as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2018, for the four (4) fiscal quarters then ended, to be more than 3.50 to 1.00.
The Loan Parties shall have the right, exercisable not more than two times during the term of this Agreement, by giving written notice to the Administrative Agent, to increase the maximum permitted Net Leverage Ratio, calculated as of the end of each of the four (4) fiscal quarters ending during the twelve month period commencing on the date of a Step-Up Acquisition, to 4.00 to 1.00.
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8.2.16    Limitation on Negative Pledges.    Each of the Loan Parties shall not, and shall not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (i) this Agreement and the other Loan Documents, (ii) pursuant to an agreement in connection with a sale of assets (including Equity Interests in Subsidiaries) permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries] and any such prohibitions or limitations apply only to the property subject to such sale (and, in the case of a sale of all of the Equity Interests in a Subsidiary, the property of such Subsidiary), (iii) pursuant to a contract, license or lease entered into pursuant to the reasonable business requirements of such Loan Party or Subsidiary which includes customary provisions prohibiting or restricting assignment or the granting of Liens on the rights contained therein, (iv) any agreements governing any Purchase Money Security Interests (including Capital Leases) otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and rents and proceeds thereof, including insurance proceeds), (v) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business, (vi) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries, and (vii) restrictions on cash and other deposits imposed by customers under contracts entered into in the ordinary course of business.
8.2.17    Limitation on Restrictions on Subsidiary Distributions.    Each Loan Party shall not, and shall not permit any of its Subsidiaries (other than, to the extent required by Law or any agreement with any insurance regulator, HCSG Insurance) to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Loan Party to (i) pay dividends or make any other distributions in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party or any Subsidiary of any Loan Party, (ii) make loans or advances to any Loan Party or any Subsidiary of any Loan Party or (iii) transfer any of its assets to any Loan Party or any Subsidiary of any Loan Party, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions existing under the Loan Documents, (b) any restrictions with respect to any Loan Party or any Subsidiary thereof imposed pursuant to an agreement which has been entered into in connection with a Lien permitted by clause (viii) of the definition of Permitted Liens or a sale of assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries] and any such prohibitions or limitations apply only to the property encumbered by such Lien (and rents and proceeds thereof, including insurance proceeds) or subject to such sale, (c) restrictions with respect to any Subsidiary contained in any agreement for the sale of such Subsidiary or its assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries] and (d) customary provisions contained in a contract, license or lease prohibiting or restricting the assignment, subleasing or sublicensing thereof or the granting of Liens on the rights contained therein and, with respect to clause (iii) of this Section 8.2.17, other prohibitions on assignment expressly permitted by Section 8.2.16 [Limitation on Negative Pledges].
8.2.18    ~~Anti-Corruption~~ Sanctions and other Anti-Terrorism Laws
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~~Each of the Loan Parties shall not permit any part of the proceeds of the Loans to be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law or applicable Anti-Terrorism Laws. The Parent and its Subsidiaries will maintain in effect policies and procedures designed to promote compliance by the Parent, its Subsidiaries, and their respective directors, officers, employees and agents with the FCPA and any other applicable anti-corruption laws or applicable Anti-Terrorism Laws.~~

    Each Loan Party hereby covenants and agrees that until Payment in Full, such Loan Party and its Subsidiaries will not: (a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans or other extensions of credit hereunder to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Loans or other extensions of credit hereunder with Embargoed Property or funds derived from any unlawful activity; (d) permit any collateral (if any) to become Embargoed Property; or (e) cause any Lender or the Administrative Agent to violate any Anti-Terrorism Law.
8.2.19    Anti-Corruption Laws.    Each Loan Party hereby covenants and agrees that until Payment in Full, the Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.
Section 8.3 ~~8.3~~     Reporting Requirements.    The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:
8.3.1    Quarterly Financial Statements.    As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Parent, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Executive Officer, President or Chief Financial Officer of the Borrowing Agent as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
8.3.2    Annual Financial Statements.    As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, audited financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the
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Administrative Agent (provided that the Administrative Agent agrees that Grant Thornton LLP is satisfactory to the Administrative Agent). The certificate or report of accountants shall be free of any ongoing concern, qualification or any other material qualification (including being free as to any qualification or exception as to the scope of the audit) (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.
8.3.3    Certificate of the Borrowers.    Concurrently with the financial statements of the Parent furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrowers signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrowing Agent, in the form of Exhibit 8.3.3.
8.3.4    Notices.
8.3.4.1     Default.    Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
8.3.4.2 Litigation.     Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of related claims which could reasonably be expected to result in liability in excess of $5,000,000 in the aggregate or which could reasonably be expected to result in a Material Adverse Change.
8.3.4.3    Erroneous Financial Information.    Immediately in the event that the Parent or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.
8.3.4.4    ERISA Event. Promptly, after the occurrence of any ERISA Event that individually or in the aggregate, when combined with other then existing liabilities related to any other ERISA Event, could reasonably be expected to result in a liability to the Parent and its Subsidiaries in excess of $500,000, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.
8.3.4.5    Reports to SEC and to Stockholders. Promptly after the filing or making thereof, all other financial statements, annual reports, other reports, notices and proxy statements sent by the Parent to its stockholders, and all regular, periodic and special reports and registration statements (other than amendments to any registration statement (to the extent such
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registration statement, in the form it becomes effective, is promptly delivered to the Administrative Agent)) filed by Parent with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934.
8.3.4.6    Other Reports. Promptly upon their becoming available to any Loan Party:
(i)Reserved.
(ii)Management Letters. Any reports including management letters submitted to the Parent or any Subsidiary thereof by independent accountants in connection with any annual, interim or special audit, and
(iii)Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.
SECTION 9. ~~SECTION 9.~~
DEFAULT
Section 9.1 ~~9.1~~     Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
9.1.1    Payments Under Loan Documents. The Borrower shall fail to pay (i) any principal of any Loan (including the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation on the date such principal or other amount becomes due in accordance with the terms hereof or thereof or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof;
9.1.2    Breach of Warranty.    Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect (or, in the case of any such representation or warranty qualified as to the materiality, in any respect) as of the time it was made or furnished;
9.1.3    Anti-Terrorism Laws.    Any representation or warranty contained in Section ~~6.1.16~~ 6.1.15 [Sanctions and other Anti-Terrorism Laws] or Section 6.1.17 [Anti-Corruption Laws] is or becomes false or misleading at any time;
9.1.4    Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws.    Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.9 [Sanctions and other Anti-Terrorism Laws; ~~International Law Compliance~~ Anti-Corruption Laws] or Section 8.2 [Negative Covenants];
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9.1.5    Breach of Other Covenants.    Any of the Loan Parties shall default in the observance or performance of (i) any covenant contained in Section 8.3.1 [Quarterly Financial Statements], 8.3.2 [Annual Financial Statements], or 8.3.3 [Certificate of the Borrowers], and such default shall continue unremedied for a period of five (5) Business Days after the date when due or (ii) any covenant, condition or provision hereof or of any other Loan Document (other than those specified in Sections 9.1.1 [Payments Under Loan Documents], 9.1.2 [Breach of Warranty], 9.1.3 [Anti-Terrorism Laws], 9.1.4 [Breach of Negative Covenants, Etc.] and 9.1.5(i)) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (a) notice to the Borrowing Agent from the Administrative Agent or the Required Lenders and (b) the date any Loan Party obtains knowledge of such default;
9.1.6    Defaults in Other Agreements or Indebtedness.    A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $5,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; provided that this Section 9.1.6 shall not apply to any secured Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness if the amount that becomes due is promptly paid;
9.1.7    Final Judgments or Orders.    One or more final judgments or orders for the payment of money in excess of $5,000,000 in the aggregate (exclusive of (i) any such judgment covered by insurance (other than under a self-insurance program unless the provider of such self-insurance is HCSG Insurance provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by such insurer, and (ii) any customary deductible payable in connection therewith), shall be rendered against any Loan Party or any Subsidiary thereof or any combination thereof by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
9.1.8    Loan Document Unenforceable.    Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;
9.1.9    Uninsured Losses; Proceedings Against Assets.    There shall occur any material uninsured damage to or loss, theft or destruction of any assets in excess of $5,000,000 or any other of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant and such attachment, seizure or
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levy, writ or distress warrant is not discharged or stayed within thirty (30) days thereafter; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;
9.1.10    Events Relating to Pension Plans and Multiemployer Plans.    An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Parent or any member of the ERISA Group under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount, when combined with any then existing liabilities related to an ERISA Event, in excess of $1,000,000, or the Parent or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $1,000,000;
9.1.11    Change of Control.    A Change of Control shall occur; or
9.1.12    Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or any Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.
Section 9.2 ~~9.2~~    Consequences of Event of Default.
9.2.1    Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.11 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and no Issuing Lender shall be under any obligation to issue, amend or extend any Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowing Agent, (x) declare the commitments of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend Letters of Credit to be terminated, and (y) declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for their Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grant to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and
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9.2.2    Bankruptcy, Insolvency or Reorganization Proceedings.    If an Event of Default specified under Section 9.1.12 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and no Issuing Lender shall be under any obligation to issue, amend or extend Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
9.2.3    Set-off.    If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, each Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates and participants may have. Each Lender and each Issuing Lender agrees to notify the Borrowing Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
9.2.4    Enforcement of Rights and Remedies.    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 9.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swing Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swing Loan Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.2.3 [Set-off] (subject to the terms of Section 5.3 [Sharing of Payments by Lenders]), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency
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Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 9.2.4, and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.3 [Sharing of Payments by Lenders]), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders; and
9.2.5    Application of Proceeds.    From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Administrative Agent from the exercise of any remedy by the Administrative Agent (including any sale or other disposition of property by the Borrowers or the other Loan Parties), shall be applied as follows:
(i)First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lenders in their capacities as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;
(ii)Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal ~~and~~, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
(iii)Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;
(iv)Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, ratably among the Lenders, the Issuing Lenders, and the Lenders or Affiliates of Lenders which provide Lender Provided Interest Rate Hedges in proportion to the respective amounts described in this clause Fourth held by them;
(v)Fifth, to the Administrative Agent for the account of the Issuing Lenders, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and
(vi)Last, the balance, if any, after all of the Obligations have been Paid in Full, to the Loan Parties or as required by Law.
Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of
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Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.
(vii)Notwithstanding anything to the contrary in this Section 9.2.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under any Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to any such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.5.
SECTION 10. ~~SECTION 10.~~
THE ADMINISTRATIVE AGENT
Section 10.1 ~~10.1~~    Appointment and Authority. Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 [The Administrative Agent] are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
Section 10.2 ~~10.2~~    Rights as a Lender.    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 10.3 ~~10.3~~    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
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(a)~~(a)~~ shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(b)~~(b)~~ shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Relief Proceeding, or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such Relief Proceeding or applicable Law; and
(c)~~(c)~~ shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in ~~Sections~~ Section 11.1 [Modifications, Amendments or Waivers] and Section 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrowing Agent, a Lender or an Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 10.4 ~~10.4~~    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any
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electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.5 ~~10.5~~    Delegation of Duties.    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 [The Administrative Agent] shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 10.6 ~~10.6~~    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowing Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowing Agent (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders with (so long as no Event of Default has occurred and is continuing) the consent of the Borrowing Agent (such approval by the Borrowing Agent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowing Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders, with (so long as no Event of Default has
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occurred and is continuing) the consent of the Borrowing Agent (such approval by the Borrowing Agent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 [The Administrative Agent] and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as a retiring Issuing Lender and the Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as an Issuing Lender and the Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.
Section 10.7 ~~10.7~~    Non-Reliance on Administrative Agent and Other Lenders.    Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 10.8 ~~10.8~~    No Other Duties, etc.    Anything herein to the contrary notwithstanding, none of the Lead Arranger or the Documentation ~~Agents~~ Agent listed on the cover page hereof (a) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder and (b) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing.
Section 10.9 ~~10.9~~    Administrative Agent’s Fee.    The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms
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of a letter (the “Administrative Agent’s Letter”) between the Parent and the Administrative Agent, as amended from time to time. The Borrowers (including the Parent) hereby assume the liabilities of the Parent under the Administrative Agent’s Letter.
Section 10.10 ~~10.10~~    Authorization to Release Guarantors.     The Lenders and the Issuing Lenders authorize the Administrative Agent to release any Guarantor from its obligations under any Guaranty Agreement and any other Loan Document if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to Persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].
Section 10.11 ~~10.11~~    No Reliance on Administrative Agent’s Customer Identification Program.    Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
Section 10.12    ERISA Matters
10.12.1    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments;
(ii)the transaction exemption set forth in one or more Prohibited Transaction Exemptions (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
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(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
10.12.2    In addition, unless sub-clause (i) in the immediately preceding Section 10.12.1 is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding Section 10.12.1, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of, any Loan Party, that:
(i)none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any other documents related to hereto or thereto),
(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loans),
(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(iv)no fee or other compensation is being paid directly to the Administrative Agent or the Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
The Administrative Agent and the Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such
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Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
As used in this Section 10.12 the term “Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any member of the ERISA Group or any such Plan to which any Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employee.
Section 10.13    Erroneous Payments
10.13.1    If the Administrative Agent notifies a Lender or Issuing Lender, or any Person who has received funds on behalf of a Lender or Issuing Lender (any such Lender, Issuing Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding Section 10.13.1) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 10.13.1 shall be conclusive, absent manifest error.
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10.13.2    Without limiting immediately preceding Section 10.13.1, each Lender or Issuing Lender, or any Person who has received funds on behalf of a Lender or Issuing Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Issuing Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Issuing Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.13.2.
10.13.3    Each Lender or Issuing Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Lender from any source, against any amount due to the Administrative Agent under immediately preceding Section 10.13.1 or under the indemnification provisions of this Agreement.
10.13.4    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding Section 10.13.1, from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any
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Notes evidencing such Loans to the Borrowing Agent or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion but subject to Section 11.8.2(iii)(A) [Required Consents], sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Issuing Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
10.13.5    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party.
10.13.6    To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
10.13.7    Each party’s obligations, agreements and waivers under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
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Section 10.14    Administrative Agent May File Proofs of Claim.    In case of the pendency of any proceeding under the United States Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, rearrangement, receivership, insolvency, reorganization or similar debtor relief Law of the United States or any other applicable jurisdiction, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
i.to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under 2.9.2 [Letter of Credit Fees] and Section 11.3 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and
ii.to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3 [Expenses; Indemnity; Damage Waiver].
SECTION 11 ~~SECTION 11~~
MISCELLANEOUS
Section 11.1 ~~11.1~~    Modifications, Amendments or Waivers. With the written consent of the Required Lenders (except as expressly provided in Section 3.1, with respect to an Incremental Facility Amendment, or Section 4.4.4), the Administrative Agent, acting on behalf of all the Lenders, and the Borrowing Agent, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that (except as provided in Section 4.4.4 or with respect to any Conforming Changes or any Incremental Facility Amendment pursuant to Section 3.1), no such agreement, waiver or consent may be made which will:
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11.1.1    Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
11.1.2    Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.    Whether or not any Loans are outstanding, extend the Revolving Credit Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan (other than as a result of waiving the applicability of any post default increase in interest rates) or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;
11.1.3    Release of Guarantor.    Except for sales of assets permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries], release all or substantially all of the Guarantors from their respective Obligations under any Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or
11.1.4    Miscellaneous.    Amend Section 5.2 [Pro Rata Treatment of Lenders], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders; provided, nothing in this Section 11.1.4 shall prevent an amendment in accordance with Section ~~4.6~~4.4.4 [~~Successor LIBOR Rate Index~~ Benchmark Replacement Setting];
provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, any Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, such Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Section 11.2 ~~11.2~~    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power,
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remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.
Section 11.3 ~~11.3~~    Expenses; Indemnity; Damage Waiver.
11.3.1    Costs and Expenses. The Borrowers shall pay (i) all reasonable, out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.
11.3.2    Indemnification by the Borrowers.    The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or
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proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of any Borrower or any other Loan Party under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3.2 [Indemnification by the Borrowers] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
11.3.3    Reimbursement by Lenders.    To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 11.3.1 [Costs and Expenses] or Section 11.3.2 [Indemnification by the Borrowers] to be paid by the Borrowers to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Lender in connection with such capacity.
11.3.4    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither any Borrower nor any other Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrowers] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
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11.3.5    Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
11.3.6    Survival. Each party’s obligations under this Section 11.3 shall survive the termination of the Loan Documents and Payment in Full of the Obligations hereunder.
Section 11.4 ~~11.4~~    Holidays.    Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Revolving Credit Expiration Date if such date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
Section 11.5 ~~11.5~~    Notices; Effectiveness; Electronic Communication.
11.5.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.
11.5.2    Electronic Communications.     Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its or their discretion, agree to accept notices and other communications to it or them hereunder by electronic communications pursuant to procedures approved by it or them; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from
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the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
11.5.3    Change of Address, Etc.    Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
11.5.4    Platform.    The Administrative Agent may, but shall not be obligated to, make any Communications (as defined below) by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform. None of the Agent Parties is responsible for approving or vetting the representatives of contacts of any Lender that are added to the Platform.
Section 11.6 ~~11.6~~    Severability.    The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
Section 11.7 ~~11.7~~    Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrowers contained herein relating to the payment of
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principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
Section 11.8 ~~11.8~~    Successors and Assigns.
11.8.1    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
11.8.2    Assignments by Lenders.    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowing Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).
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(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
(A)the consent of the Borrowing Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)the consent of each Issuing Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv)Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(v)No Assignment to a Loan Party. No such assignment shall be made to a Loan Party or any Loan Party’s Affiliates or Subsidiaries.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of ~~Sections~~ Section 4.4 [~~LIBOR~~ Term SOFR Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses; Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].
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11.8.3    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a ~~record~~ register (the “Register”) of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. ~~Such register~~ The Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in ~~such register~~ the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. ~~Such register~~ The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
11.8.4    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Section 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment; Etc.], or 11.1.3 [Release of Guarantor]) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of ~~Sections~~ Section 4.4 [~~LIBOR~~ Term SOFR Rate Unascertainable; Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Section 5.8 [Increased Costs] or Section 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowing Agent’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a
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Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
11.8.5    Certain Pledges; Successors and Assigns Generally.    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 11.9 ~~11.9~~    Confidentiality.
11.9.1    General.    Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section (which shall be deemed to include those required to be made in order to obtain access to information posted on IntraLinks, SyndTrak or any other Platform), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (vii) with the consent of the Borrowing Agent or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, any
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Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower or the other Loan Parties. In addition, the Administrative Agent may disclose to Gold Sheets usual and customary information necessary to ensure league table credit in connection with this Agreement, it being understood that tombstones referencing the syndication and arrangement of the Loans or inclusion of this Agreement on lists or in other formats, in each case providing the same information as is typically included on tombstones, shall not require prior notice thereof to, or acceptance by, any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (a) as of the Closing Date, the Equity Interests in the Parent are publicly traded, and (b) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be.
11.9.2    Sharing Information With Affiliates of the Lenders.    Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to a Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].
Section 11.10 ~~11.10~~    Counterparts; Integration; Effectiveness.
11.10.1 Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.11 ~~11.11~~    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
11.11.1 Governing Law. This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws
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principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the applicable Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.
11.11.2 SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN COUNTY OF PHILADELPHIA AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COMMONWEALTH OF PENNSYLVANIA COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
11.11.3 WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
11.11.4 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT
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OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ~~ADMINISTRATIVE~~ AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.12 ~~11.12~~    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
Section 11.13 ~~11.13~~    Acknowledgement and Consent to Bail-In of ~~EEA~~ Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~ Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~ the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)the application of any Write-Down and Conversion Powers by ~~an EEA~~ the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~ Affected Financial Institution; and
(ii)the effects of any Bail-In Action on any such liability, including, if applicable:
(A)a reduction in full or in part or cancellation of any such liability;
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(B)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~ Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~ the applicable Resolution Authority.
Section 11.14    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Interest Rate Hedge agreements or contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Commonwealth of Pennsylvania and/or of the United States or any other state of the United States):
(i)In the event a Covered Entity (as defined below) that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(ii)As used in this Section 11.14, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
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“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[SIGNATURE PAGES FOLLOW]
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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

~~BORROWERS: HEALTHCARE SERVICES GROUP, INC. By: Name: Title:~~
~~HCSG STAFF LEASING SOLUTIONS, LLC By: Name: Title:~~
~~HCSG LABOR SUPPLY, LLC By: Name: Title:~~
~~HCSG EAST, LLC By: Name: Title:~~
DMFIRM #404836892 v6    Credit Agreement S-1

~~HCSG CENTRAL, LLC By: Name: Title:~~
~~HCSG WEST, LLC By: Name: Title:~~
~~HCSG EAST LABOR SUPPLY, LLC By: Name: Title:~~
~~HCSG CLINICAL SERVICES, LLC By: Name: Title:~~
DMFIRM #404836892 v6    Credit Agreement S-2

BORROWERS: HEALTHCARE SERVICES GROUP, INC. By: Name: Title:
HCSG STAFF LEASING SOLUTIONS, LLC By: Name: Title:
HCSG LABOR SUPPLY, LLC By: Name: Title:
HCSG EAST, LLC By: Name: Title:
HCSG CENTRAL, LLC By: Name: Title:
DMFIRM #404836892 v6    Credit Agreement S-3

HCSG WEST, LLC By: Name: Title:
HCSG EAST LABOR SUPPLY, LLC By: Name: Title:
HCSG CLINICAL SERVICES, LLC By: Name: Title:
MERIWETHER-GODSEY, INC. By: Name: Title:
ELUMINATE, LLC By: Healthcare Services Group, Inc., its sole member By: Name: Title:

DMFIRM #404836892 v6    Credit Agreement S-4

~~PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent By: Name: Domenic D’Ginto Title: Senior Vice President~~
PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent By: Name: Domenic D’Ginto Title: Senior Vice President

DMFIRM #404836892 v6    Credit Agreement S-5

~~CITIZENS BANK, N.A. By: Name: Andrew J. McNiven Title: Senior Vice President~~
CITIZENS BANK, N.A. By: Name: Andrew J. McNiven Title: Senior Vice President

DMFIRM #404836892 v6    Credit Agreement S-6

~~KEYBANK NATIONAL ASSOCIATION By: Name: James Gelle Title: SVP, Portfolio Manager~~
KEYBANK NATIONAL ASSOCIATION By: Name: James Gelle Title: SVP, Portfolio Manager

DMFIRM #404836892 v6    Credit Agreement S-7

~~FULTON BANK, N.A. By: Name: Bruce G. Smith Title: Senior Vice President~~
FULTON BANK, N.A. By: Name: Bruce G. Smith Title: Senior Vice President

DMFIRM #404836892 v6    Credit Agreement S-8

SCHEDULE 1.1(A)
PRICING GRID--
VARIABLE PRICING AND FEES BASED ON NET LEVERAGE RATIO

Level	Net Leverage Ratio	~~LIBOR~~Term SOFR Rate Spread	Base Rate Spread	Commitment Fee	Letter of Credit Fee
I	< 1.00x	~~1.15%~~1.65%	~~0.15%~~0.65%	~~0.10%~~0.15%	~~1.15%~~1.65%
II	> 1.00 and < 2.00x	~~1.30%~~1.80%	~~0.30%~~0.80%	~~0.15%~~0.20%	~~1.30%~~1.80%
III	> 2.00 and < 3.00x	~~1.45%~~1.95%	~~0.45%~~0.95%	~~0.20%~~0.25%	~~1.45%~~1.95%
IV	> 3.00x	~~1.60%~~2.10%	~~0.60%~~1.10%	~~0.25%~~0.30%	~~1.60%~~2.10%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:
(a)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate in Level II shall apply from ~~Closing~~ the First Amendment Effective Date until the date that the financial statements and compliance certificate for fiscal year ending December 31, ~~2018~~2022 are due to be delivered to Administrative Agent under Section 8.3.2 [Annual Financial Statements] whereupon paragraph (b) shall become applicable.
(b)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the ~~Closing~~ the First Amendment Effective Date based on the Net Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of the Borrowers]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrowing Agent or the Lenders determine that (i) the Net Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the
DMFIRM #404836892 v~~1~~7    Schedule 1.1(A)-1

Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
DMFIRM #404836892 v~~1~~7    Schedule 1.1(A)-2

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part ~~1~~I - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Total Commitment	Ratable Share
Name: PNC Bank, National Association Address: 1000 Westlakes Drive, Suite 300 Berwyn, PA 19312 Attention: Domenic D’Ginto Telephone: (610) 699-5548 Telecopy: (610) 725-5799	~~$210,000,000~~ $145,000,000	~~$210,000,000~~ $145,000,000	~~44.21%~~ 48.3333334%
Name: Citizens Bank, N.A. Address: 602 W Office Center Dr Ft. Washington, PA 19034 Attention: Andrew J. McNiven Telephone: (215) 254-3678 Telecopy: (855) 457-1554	~~$150,000,000~~ $60,000,000	~~$150,000,000~~ $60,000,000	~~31.58%~~ 20.0000000%
Name: KeyBank National Association Address: 127 Public Square Cleveland, Ohio 44114 Attention: James Gelle Telephone: (216) 689-3396 E-mail: jgelle@key.com	~~$75,000,000~~ $55,000,000	~~$75,000,000~~ $55,000,000	~~15.79%~~ 18.3333333%
Name: Fulton Bank Address: 2747 Century Blvd. Wyomissing, PA 19610 Attention: Bruce G. Smith Telephone: (610) 898-8314 Telecopy: (610) 974-3760	$40,000,000	$40,000,000	~~8.42%~~ 13.3333333%
Total	~~$475,000,000~~ $300,000,000	~~$475,000,000~~ $300,000,000	100.00%

DMFIRM #404836892 v~~1~~7    Schedule 1.1(B)-1

DMFIRM #404836892 v~~1~~7    Schedule 1.1(B)-2

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part ~~2~~II - Addresses for Notices to Borrower and Guarantors:
ADMINISTRATIVE AGENT
Name:    PNC Bank, National Association
Address:    1000 Westlakes Drive, Suite 300
    Berwyn, PA 19312
Attention:     Domenic D’Ginto
Telephone:    (610) 699-5548
Telecopy:    (610) 725-5799
With a Copy To:
Agency Services, PNC Bank, National Association
Mail Stop:    P7-PFSC-04-I
Address:     500 First Avenue
    Pittsburgh, PA 15219
Attention:    Agency Services
Telephone:    412-762-6442
Telecopy:    412-762-8672
BORROWERS:
Name:    Healthcare Services Group, Inc.
Address:    3220 Tillman Drive, Suite 300
    Bensalem, PA 19020
Attention:    John C. Shea
Telephone:     (267) 525-8524
Telecopy:     (267) 525-8669

DMFIRM #404836892 v~~1~~7    Schedule 1.1(B)-3

EXHIBIT B
Amended Schedules
(See attached)

DMFIRM #404876630 v5    B-1

EXHIBIT C
AMENDED EXHIBIT 2.5.1 TO CREDIT AGREEMENT
FORM OF LOAN REQUEST
(See attached)

DMFIRM #404876630 v5    B-1